Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

dated as of

May 17, 2004

among

KAISER ALUMINUM & CHEMICAL CORPORATION
and
KAISER BAUXITE COMPANY

and

GRAMERCY ALUMINA LLC
and
ST. ANN BAUXITE LIMITED

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TABLE OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.1(a)	Gramercy Excluded Assets
Schedule 1.1(b)	Gramercy Excluded Contracts
Schedule 1.1(c)	KBC Excluded Assets
Schedule 1.1(d)	KBC Excluded Contracts
Schedule 3.5	Purchase Price Allocation
Schedule 5.3	Seller Consents
Schedule 5.6	KJBC Financial Statements
Schedule 5.8	KBC Inventory Statement
Schedule 5.9	Conduct of KJBC Operations
Schedule 5.10.1(a)	KJBC Owned Real Property Liens
Schedule 5.10.1(b)	KJBC Owned Real Property
Schedule 5.10.2(a)	KJBC Leased Real Property Liens
Schedule 5.10.2(b)	KJBC Leased Real Property
Schedule 5.10.3(a)	KBC Owned Real Property Liens
Schedule 5.10.3(b)	KBC Owned Real Property
Schedule 5.10.4(a)	KBC Leased Real Property Liens
Schedule 5.10.4(b)	KBC Leased Real Property
Schedule 5.10.5	Possession; Encroachment
Schedule 5.10.6(a)	Zoning Restrictions
Schedule 5.10.6(b)	Zoning Applications
Schedule 5.11.1(a)	KJBC Owned Tangible Personal Property Liens
Schedule 5.11.1(b)	KJBC Owned Tangible Personal Property
Schedule 5.11.2(a)	KJBC Leased Tangible Personal Property Rights
Schedule 5.11.2(b)	KJBC Leased Tangible Personal Property
Schedule 5.11.3(a)	KBC Owned Tangible Personal Property Liens
Schedule 5.11.3(b)	KBC Owned Tangible Personal Property
Schedule 5.11.4(a)	KBC Leased Tangible Personal Property Rights
Schedule 5.11.4(b)	KBC Leased Tangible Personal Property
Schedule 5.12.1(a)	KJBC Material Contracts
Schedule 5.12.1(b)	Disputes Under KJBC Material Contracts
Schedule 5.12.2(a)	KBC Material Contracts
Schedule 5.12.2(b)	Disputes Under KBC Material Contracts
Schedule 5.13.1(a)	KJBC Owned Intellectual Property Rights
Schedule 5.13.1(b)	KJBC Owned Intellectual Property
Schedule 5.13.2(a)	KJBC Licensed Intellectual Property Rights
Schedule 5.13.2(b)	KJBC Licensed Intellectual Property
Schedule 5.13.3(a)	KBC Owned Intellectual Property Rights
Schedule 5.13.3(b)	KBC Owned Intellectual Property
Schedule 5.13.4(a)	KBC Licensed Intellectual Property Rights
Schedule 5.13.4(b)	KBC Licensed Intellectual Property
Schedule 5.14.1	KJBC/KBC Permits
Schedule 5.14.2	KJBC/KBC Permit Compliance

Schedule 5.15	KJBC/KBC Compliance with Law
Schedule 5.16	KJBC/KBC Litigation
Schedule 5.17.1	KJBC/KBC Environmental Matters
Schedule 5.17.2	KJBC/KBC Disposal Sites
Schedule 5.17.3	KJBC/KBC Environmental Permits
Schedule 5.17.4	KJBC/KBC Environmental Permit Compliance
Schedule 5.18.1	Employees
Schedule 5.18.2	Employment and Severance Agreements
Schedule 5.19.1	KJBC/KBC Labor and Collective Bargaining Agreements
Schedule 5.20	KBC Plans
Schedule 5.21	Administration of KBC Plans
Schedule 5.22	KJBC Insurance Policies
Schedule 5.23.1	Tax Returns
Schedule 5.23.2	Unresolved Items
Schedule 6.2	Gramercy Inventory Statement
Schedule 6.3	Conduct of Gramercy Operations
Schedule 6.4.1(a)	Gramercy Owned Real Property Liens
Schedule 6.4.1(b)	Gramercy Owned Real Property
Schedule 6.4.2(a)	Gramercy Leased Real Property Liens
Schedule 6.4.2(b)	Gramercy Leased Real Property
Schedule 6.4.4(a)	Zoning Restrictions
Schedule 6.4.4(b)	Zoning Applications
Schedule 6.5.1(a)	Gramercy Owned Tangible Personal Property Liens
Schedule 6.5.1(b)	Gramercy Owned Tangible Personal Property
Schedule 6.5.2(a)	Gramercy Leased Tangible Personal Property Rights
Schedule 6.5.2(b)	Gramercy Leased Tangible Personal Property
Schedule 6.5.3	Condition of Assets
Schedule 6.6.1(a)	Gramercy Material Contracts
Schedule 6.6.1(b)	Disputes Under Gramercy Material Contracts
Schedule 6.7.1(a)	Gramercy Owned Intellectual Property Rights
Schedule 6.7.1(b)	Gramercy Owned Intellectual Property
Schedule 6.7.2(a)	Gramercy Licensed Intellectual Property Rights
Schedule 6.7.2(b)	Gramercy Licensed Intellectual Property
Schedule 6.8.1	Gramercy Permits
Schedule 6.8.2	Gramercy Permit Compliance
Schedule 6.9	Gramercy Compliance with Law
Schedule 6.10	Gramercy Litigation
Schedule 6.11.1	Gramercy Environmental Matters
Schedule 6.11.2	Gramercy Disposal Sites
Schedule 6.11.3	Gramercy Environmental Permits
Schedule 6.11.4	Gramercy Environmental Permit Compliance
Schedule 6.12.1	Gramercy Labor and Collective Bargaining Agreements
Schedule 6.13	Gramercy Insurance Policies
Schedule 6.14.1	Gramercy Tax Returns
Schedule 6.14.2	Gramercy Unresolved Items
Schedule 7.3	Buyers Consents

Schedule 8.1.1(a)	Conduct of the Businesses
Schedule 8.1.1(b)	KJBC Capital Spending Plans
Schedule 8.1.1(c)	Gramercy Capital Spending Plans
Schedule 8.8.3	KBC Pension Plans
Schedule 8.9.1	Seller Employees
Schedule 8.10.1	Gramercy Salaried Employees
Schedule 8.15.1	Gramercy Scheduled Environmental Conditions
Schedule 9.1.3	Third Party Consents
Schedule 12.9	Sellers’ Knowledge

EXHIBITS

Exhibit A	Form of Bidding and Auction Procedures
Exhibit B	Form of Environmental Escrow Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Sample Calculation of Closing Gramercy Inventory Statement
Exhibit E	Sample Calculation of Modified Working Capital
Exhibit F	Sample Calculation of Closing KBC Inventory Statement
Exhibit G	Form of Sales Process and Approval Motion
Exhibit H	Form of Sales Order
Exhibit I	Form of KJBC Technology License Agreement
Exhibit J	Form of Gramercy Technology License Agreement

PURCHASE AGREEMENT

     This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 17, 2004, by and among Kaiser Aluminum & Chemical Corporation, a Delaware corporation (“Kaiser”), Kaiser Bauxite Company, a Nevada corporation (“KBC,” and collectively with Kaiser, “Sellers”), St. Ann Bauxite Limited, a Jamaican private limited company (“KJBC Buyer”), and Gramercy Alumina LLC, a Delaware limited liability company (“Gramercy Buyer” and collectively with KJBC Buyer, “Buyers”).

RECITALS:

     A. Kaiser Jamaica Bauxite Company (“KJBC”) is a Jamaican registered partnership between KBC and Jamaica Bauxite Mining Company Ltd., a Government of Jamaica state-owned corporation (“JBM”).

     B. KBC is a wholly-owned subsidiary of Kaiser.

     C. KBC and JBM, doing business as KJBC, own and operate a bauxite mining operation on the north coast of Jamaica, including drying, storage and shipping facilities located at Port Rhoades, Discovery Bay (the “KJBC Operations”).

     D. Under the Partnership Agreement (as defined below), ownership of all real and personal property of KJBC is vested in the partners of KJBC in proportion to each partner’s Partnership Interest (as defined below), and therefore, legal title to the property used in the KJBC Operations is held by KBC and JBM, as tenants in common, for the use and benefit of KJBC.

     E. Kaiser owns and operates an alumina refinery (“Gramercy”) located on the Mississippi River in Gramercy, Louisiana, including drying and material handling facilities, a power house for steam and electricity production, a deep water dock and a third party barge loading facility (the “Gramercy Operations” and together with the KJBC Operations, the “Combined Operations”).

     F. On February 12, 2002 (the “Kaiser Petition Date”) Kaiser filed, and on January 14, 2003 (the “KBC Petition Date”) KBC filed, voluntary petitions for relief under chapter 11 of title 11 of the United States Code (as now in effect or hereafter amended, the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and those chapter 11 cases (collectively, the “Bankruptcy Cases”) have been consolidated for procedural purposes only and are being administered jointly as Case No. 02-10429 (JKF).

     G. Sellers desire to sell, and Buyers desire to purchase, the KBC Purchased Assets (as defined below) and the Gramercy Purchased Assets (as defined below), pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions hereinafter set forth.

AGREEMENTS:

     NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers hereby agree as follows:

ARTICLE I
DEFINITIONS

     1.1 Definitions. The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them in this Section 1.1:

     “ACC” has the meaning set forth in Section 8.14.

     “Adjustment” has the meaning set forth in Section 3.3.4.

     “Adjustment Request” has the meaning set forth in Section 3.3.3.

     “Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under the common control with that Person. For the purposes of this definition, the term “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” has the meaning set forth in the introductory paragraph of this purchase agreement.

     “Alcan License” has the meaning set forth in Section 9.3.10.

     “Alpart” means Alumina Partners of Jamaica.

     “Assumed Liabilities” means the KBC Assumed Liabilities and the Gramercy Assumed Liabilities.

     “Assumption Documents” means those instruments of assumption and other instruments and documents as may be necessary or appropriate to effect or to evidence assumption of the Assumed Liabilities by Buyers in accordance with the terms of this Agreement.

     “Auction” has the meaning set forth in the Bidding and Auction Procedures.

     “Balance Sheet” has the meaning set forth in Section 5.6.

     “Balance Sheet Date” has the meaning set forth in Section 5.6.

     “Balance Sheet Date Gramercy Inventory Statement” has the meaning set forth in Section 6.2.

     “Balance Sheet Date KBC Inventory Statement” has the meaning set forth in Section 5.8.

     “Bankruptcy Cases” has the meaning set forth in Recital F to this Agreement.

     “Bankruptcy Code” has the meaning set forth in Recital F to this Agreement.

     “Bankruptcy Court” has the meaning set forth in Recital F to this Agreement.

     “Bankruptcy Laws” means the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, as amended, and the local rules of the Bankruptcy Court.

     “Bankruptcy Pleadings” means all pleadings relating to this Agreement filed with the Bankruptcy Court by either Seller or any other Person.

     “Basket” has the meaning set forth in Section 11.4.1.

     “BFPP Letter” means a document from the LDEQ addressed to Gramercy Buyer in form and substance acceptable to Gramercy Buyer, confirming the status of Gramercy Buyer as a “bona fide prospective purchaser” as contemplated under LSA-R.S. 30:2271-2283 with respect to the Gramercy Site.

     “Bidding and Auction Procedures” means the bidding and auction procedures, substantially in the form attached hereto as Exhibit A, to be followed in connection with the proposed sale by the Sellers of the Purchased Assets as approved by the Bidding Procedures Order.

     “Bidding Procedures Hearing” has the meaning set forth in Section 8.4.2.

     “Bidding Procedures Order” has the meaning set forth in Section 8.4.1.

     “Book Value” has the meaning set forth in Section 3.3.1.

     “Buyer Indemnified Parties” has the meaning set forth in Section 11.3.

     “Buyers” has the meaning set forth in the introductory paragraph to this Agreement.

     “Buyers’ Proposed Calculations” has the meaning set forth in Section 3.3.1.

     “Closing” means the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement.

     “Closing Balance Sheet” has the meaning set forth in Section 3.3.1.

     “Closing Date” has the meaning set forth in Section 4.1.

     “Closing Employee Loan Statement” has the meaning set forth in Section 3.3.1.

     “Closing Gramercy Inventory” has the meaning set forth in Section 3.3.1.

     “Closing Gramercy Inventory Statement” has the meaning set forth in Section 3.3.1.

     “Closing KBC Inventory” has the meaning set forth in Section 3.3.1.

     “Closing KBC Inventory Statement” has the meaning set forth in Section 3.3.1.

     “Closing Modified Working Capital” has the meaning set forth in Section 3.3.1.

     “Closing Statements” has the meaning set forth in Section 3.3.1.

     “Combined Operations” has the meaning set forth in Recital E to this Agreement.

     “Confidentiality Agreement” means the Confidentiality Agreement, dated June 14, 2003, between Kaiser and Century Aluminum Company.

     “Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Person, including any required passage of time or waiting period after any such registration, declaration or filing.

     “Deposit” has the meaning set forth in Section 3.2.

     “DIP Facility” means the Post-Petition Credit Agreement, dated as of February 12, 2002, among Kaiser Aluminum & Chemical Corporation, Kaiser Aluminum Corporation, certain financial institutions party thereto and Bank of America, N.A., as Agent (as amended, modified, supplemented, restated or replaced from time to time).

     “Dispute Notice” has the meaning set forth in Section 3.5.

     “Effective Time” means 11:59 p.m. on the Closing Date.

     “Election A” has the meaning set forth in the Bidding and Auction Procedures.

     “Election B” has the meaning set forth in the Bidding and Auction Procedures.

     “Eligible Participants” has the meaning set forth in the Bidding and Auction Procedures.

     “Environment” means any land (including soil, surface land and sub-surface strata, sea bed or river bed under any water referred to below and any natural or man-made structures), any waters (including coastal and inland waters, surface waters, ground waters, aquifers and water in pipes, drains or other conduits) and air (including ambient air and air within buildings and other natural or man-made structures above or below ground).

     “Environmental Deposit” has the meaning set forth in Section 8.15.2.

     “Environmental Escrow Agent” means Bank of Texas, N.A.

     “Environmental Escrow Agreement” means the environmental escrow agreement, substantially in the form attached hereto as Exhibit B, to be executed and delivered by and among, Kaiser, Gramercy Buyer and the Environmental Escrow Agent prior to Closing.

     “Environmental Laws” means any and all Laws, and applicable standards adopted by Governmental Entities with which compliance is mandatory, relating to the protection of the Environment or releases of Hazardous Materials into the Environment or otherwise relating to the manufacture, use, treatment, storage, transport, disposal or handling of Hazardous Materials or the clean-up or other remediation thereof.

     “Environmental Termination Date” has the meaning set forth in Section 11.1.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agent” means Bank of Texas, N.A.

     “Escrow Agreement” means the escrow agreement, substantially in the form attached hereto as Exhibit C, to be executed and delivered by and among Sellers, Gramercy Buyer and the Escrow Agent simultaneously with the execution and delivery of this Agreement.

     “Estimated Balance Sheet” has the meaning set forth in Section 3.3.5.

     “Estimated Calculations” has the meaning set forth in Section 3.3.5.

     “Estimated Gramercy Inventory Statement” has the meaning set forth in Section 3.3.5.

     “Estimated KBC Employee Loan Statement” has the meaning set forth in Section 3.3.5.

     “Estimated KBC Inventory Statement” has the meaning set forth in Section 3.3.5.

     “Estimated Purchase Price” has the meaning set forth in Section 3.3.5.

     “Estimated Statements” has the meaning set forth in Section 3.3.5.

     “Final Allocable Amount” has the meaning set forth in Section 3.5.

     “Final Allocation Statement” has the meaning set forth in Section 3.5.

     “Final Order” means an order or judgment of the Bankruptcy Court (a) that is not the subject of a pending appeal, petition for certiorari, motion for reconsideration or other proceeding for review, rehearing or reargument, (b) that has not been reversed, stayed, modified or amended, and (c) that the time period in which to appeal, to petition for certiorari, to move for reconsideration or to seek review, rehearing or reargument shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure and other applicable Laws.

     “Final Purchase Price” has the meaning set forth in Section 3.1.

     “Futures Representative” has the meaning set forth in Section 8.14.

     “General Termination Date” has the meaning set forth in Section 11.1.

     “GOJ Approval” means (a) an agreement between KJBC Buyer and the applicable Governmental Entities of Jamaica with respect to a fiscal regime for KJBC Buyer relating to its ownership of the KBC Purchased Assets, including in respect of income taxes, bauxite levies, bauxite royalties, property taxes, customs duties, asset usage fees and land use, dedication and depletion fees, that is consistent with the release of Sellers from any obligation to the applicable Governmental Entities of Jamaica arising from the operation of the KJBC Operations from and after Closing and (b) the consents listed or described on Schedule 5.3 required to be obtained from the applicable Governmental Entities of Jamaica.

     “GOJ Release” has the meaning set forth in Section 10.1.2.

     “Governmental Entity” means any federal, state, parish, local, municipal, foreign or other government or any provincial, departmental or political subdivision thereof, or any entity, body or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature, or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing, including any arbitral body.

     “Gramercy” has the meaning set forth in Recital E to this Agreement.

     “Gramercy Assumed Liabilities” means all liabilities and obligations arising out of or relating to the ownership and use of the Gramercy Purchased Assets or the operation of the Gramercy Operations after the Effective Time, but excluding the Gramercy Retained Liabilities.

     “Gramercy Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

     “Gramercy Contracts” means all licenses, contracts, agreements, commitments and undertakings, whether written or oral, to which Kaiser is a party or by which Kaiser is bound and that are included in the Gramercy Purchased Assets.

     “Gramercy Employees” shall mean the Gramercy Salaried Employees and the Gramercy Represented Employees.

     “Gramercy Excluded Assets” means: (a) cash and cash equivalents of Kaiser; (b) accounts receivable of Kaiser; (c) insurance policies insuring the Gramercy Operations or the Gramercy Purchased Assets; (d) Kaiser’s corporate seals, minute books, charter documents, Tax Returns and work papers related thereto, corporate stock record books and records pertaining to organization, existence or share capitalization and such books and records as are necessary to enable Kaiser to file its Tax Returns and reports; (e) rights (including rights to indemnification, contribution, subrogation or reimbursement, rights under or pursuant to warranties and rights arising from or related to defense, release, compromise, discharge or satisfaction), claims, actions, causes of action, judgments, deferred charges, advance payments, prepaid items, security and other deposits, claims for refunds, rights of offset and credits of whatever nature relating to any of the assets referred to in any other clause of this definition or to any of the Gramercy Retained Liabilities; (f) refunds of Taxes attributable to any period or portion thereof ending on or prior to the Effective Time (except for any refunds, claims for refunds or credits of any Transfer Taxes paid by Buyers, either directly or indirectly as reimbursement to Sellers, pursuant to Section 12.4); (g) the trademark “Kaiser” and any variation thereof, whether alone or in combination with other words, and goodwill associated therewith; (h) domain names and internet pages employing the name “Kaiser” and internet protocol address space allocated to Kaiser; (i) access to Kaiser telephone and computer networks, including internet mail; (j) rights of Kaiser under this Agreement; and (k) all other assets listed or described on Schedule 1.1(a); provided, however, that by written notice to Buyers delivered prior to June 14, 2004, Sellers may designate any Gramercy Contract set forth on Schedule 1.1(b) as a Gramercy Excluded Asset.

     “Gramercy Exit Agreement” has the meaning set forth in Section 10.1.2.

     “Gramercy Inventory” means, as of any particular date, all of Kaiser’s bauxite inventory, inventories of raw materials, work in process, finished goods, processing supplies and stores owned by Kaiser and relating primarily to the conduct of the Gramercy Operations.

     “Gramercy Labor Agreement” means the 2000 Labor Agreement, dated September 18, 2000, between Kaiser and United Steelworkers of America AFL-CIO, as amended, including as amended by (a) the Settlement Agreement, dated September 18, 2000, between Kaiser and the United Steelworkers of America AFL-CIO, and (b) Kaiser’s final proposal to the United Steelworkers of America AFL-CIO under 11 U.S.C. Section 1113 and 1114, dated January 27, 2004, when and if effective.

     “Gramercy Leased Real Property” has the meaning set forth in Section 6.4.2.

     “Gramercy Leased Tangible Personal Property” has the meaning set forth in Section 6.5.2.

     “Gramercy Licensed Intellectual Property” has the meaning set forth in Section 6.7.2.

     “Gramercy Listed Insurance Policies” has the meaning set forth in Section 6.13.

     “Gramercy Material Contracts” means any Gramercy Contract (a) involves aggregate future payments in excess of $1,000,000 or (b) extends for a period of more than 12 months and cannot be cancelled by Kaiser upon 90 or fewer days prior notice without further payment or penalty.

     “Gramercy Operations” has the meaning set forth in Recital E to this Agreement.

     “Gramercy Owned Intellectual Property” has the meaning set forth in Section 6.7.1.

     “Gramercy Owned Real Property” has the meaning set forth in Section 6.4.1.

     “Gramercy Owned Tangible Personal Property” has the meaning set forth in Section 6.5.1.

     “Gramercy Plan” means any Plan, other than the Gramercy Labor Agreement, used in connection with Gramercy Employees and sponsored or contributed to or required to be contributed to by Kaiser or any other Person for the benefit of the Gramercy Employees or former Gramercy Employees or their dependents.

     “Gramercy Purchased Assets” means Kaiser’s right, title and interest in, to and under the rights, properties and assets of every kind, character or description, whether real, personal, or mixed, or fixed, contingent or otherwise, wherever located, used by Kaiser primarily in connection with, or relating primarily to, the conduct of the Gramercy Operations, including assets in the categories listed on Exhibit D, but excluding the Gramercy Excluded Assets.

     “Gramercy Real Property” has the meaning set forth in Section 6.4.2.

     “Gramercy Represented Employees” has the meaning set forth in Section 8.10.3.

     “Gramercy Retained Liabilities” means all liabilities and obligations of Kaiser (1) arising out of or relating to the ownership or use of the Gramercy Purchased Assets or the operation of the Gramercy Operations at or prior to the Effective Time (regardless of whether any such liabilities and obligations are listed or described in the schedules to this Agreement), including: (a) all accounts payable arising out of or relating to the ownership and use of the Gramercy Purchased Assets at or prior to the Effective Time; (b) all liabilities and obligations of Kaiser for any Taxes (including all such liabilities and obligations arising under any Tax sharing agreement or similar arrangement to which Kaiser is a party) arising out of or relating to the ownership or use of the Gramercy Purchased Assets at or prior to the Effective Time; (c) all liabilities and obligations of Kaiser with respect to any warranty or similar liabilities or obligations relating to alumina sold at or prior to the Effective Time; (d) all indemnification, warranty and similar make whole obligations arising under the Gramercy Contracts in respect of or resulting from acts, occurrences and omissions at or prior to the Effective Time; (e) all liabilities and obligations that result from any breach of a Gramercy Contract at or prior to the Effective Time, or any performance or non-performance thereof or compliance or failure to comply therewith on the part of either Seller, including for fraud, breach or misfeasance or under any other theory, relating to either Seller’s conduct at or prior to the Effective Time; (f) all liabilities and obligations of Kaiser with respect to employees and former employees of Kaiser, including the Gramercy Employees, arising at or prior to the Effective Time; (g) all liabilities and obligations of Kaiser for torts arising out of or resulting from acts, occurrences and omissions in connection with the ownership or use of the Gramercy Purchased Assets at or prior to the Effective Time; (h) all liabilities and obligations of Kaiser under any Laws arising out of or resulting from acts, occurrences and omissions in connection with the ownership or use of the Gramercy Purchased Assets at or prior to the Effective Time; and (2) (a) all liabilities and obligations of Kaiser arising out of or relating to the ownership or use of the Gramercy Excluded Assets (whether prior to, on or after the Effective Time); (b) all liabilities and obligations of Kaiser arising under the Gramercy Labor Agreement, any Gramercy Plan or the National Labor Relations Act, including all liabilities and obligations of Kaiser under Title IV of ERISA for any “employee pension benefit plan” as defined in Section 3(2) of ERISA; (c) all liabilities and obligations of Kaiser arising under this Agreement or the transactions contemplated hereby; (d) all liabilities and obligations of Kaiser with respect to costs and expenses incurred by Kaiser in connection with this Agreement or the administration of the Bankruptcy Cases; (e) all indebtedness for borrowed money of Kaiser, including all liabilities and obligations of Kaiser under the DIP Facility; (f) all liabilities and obligations payable pursuant to Section 365(b)(1)(A) or (B) of the Bankruptcy Code in order to effectuate, pursuant to the Bankruptcy Code, the assumption by Sellers and assignment to Gramercy Buyer of the Gramercy Contracts to the extent contemplated by this Agreement as of the Effective Time pursuant to Bankruptcy Court approval; and (g) all liabilities and obligations under Environmental Laws arising from Offsite Disposal or any Pre-Closing Environmental Release.

     “Gramercy Salaried Employees” has the meaning set forth in Section 8.10.1.

     “Gramercy Scheduled Environmental Conditions” has the meaning set forth in Section 8.15.1.

     “Gramercy Site” means all real property in St. John and St. James Parishes, Louisiana, in which Kaiser has a real property interest of any kind, including those interests listed or described on Schedule 6.4.1(b) and Schedule 6.4.2(b).

     “Hazardous Materials” means any substance defined as toxic, radioactive and otherwise hazardous and regulated under Environmental Laws, including substances the presence of which requires or may require remediation under any Laws.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “HSR Filings” means any filings required under the HSR Act.

     “Indemnification Claim” has the meaning set forth in Section 11.5.1.

     “Independent Auditor” has the meaning set forth in Section 3.5.

     “Independent Observer” means such individual or individuals as Buyers and Sellers mutually agree.

     “Intellectual Property” means trademarks, trade names, brand names and other marks or trade rights, and patents, copyrights, designs, patterns, know-how, formulae, treatments, processes and all other intellectual property or proprietary rights, whether registered or unregistered, domestic or foreign, and all applications thereof and goodwill associated therewith.

     “Intercompany Obligations” means all intercompany notes, cash advances and payables between Sellers and their Affiliates (other than KJBC), on the one hand, and KJBC, on the other hand, arising from transactions between Seller and their Affiliates (other than KJBC), on the one hand, and KJBC, on the other hand, prior to the Effective Time.

     “JBM” has the meaning set forth in Recital A to this Agreement.

     “JGAAP” means accounting principles generally acceptable in Jamaica.

     “Kaiser” has the meaning set forth in the introductory paragraph to this Agreement.

     “Kaiser Petition Date” has the meaning set forth in Recital F to this Agreement.

     “KBC” has the meaning set forth in the introductory paragraph to this Agreement.

     “KBC Assumed Liabilities” means all liabilities and obligations of KBC whatsoever arising out of or relating to the ownership and use of the KBC Purchased Assets or the operation of the KJBC Operations (including liabilities in the categories listed on Exhibit E, all liabilities and obligations arising under the KBC Labor Agreements and KBC Plans, all liabilities and obligations of KBC owing to KJBC and all liabilities and obligations of KBC for which it, together with any other partner of KJBC, are jointly and severally liable because such parties are liable for obligations of KJBC as a matter of law by virtue of their status as a general partner of KJBC), whether arising prior to, on or after the Petition Date, that have not been satisfied and discharged prior to Closing, but excluding, in all cases, the KBC Retained Liabilities.

     “KBC Contracts” means all licenses, contracts, agreements, commitments and undertakings, whether written or oral, to which KBC is a party or by which KBC is bound that are included in the KBC Purchased Assets.

     “KBC Employee Loans” means outstanding loans made by KBC to KBC Employees and classified on the balance sheet of KBC as “Employee Receivables: Auto Loan,” “Employee Receivables: Home Loan” or “Employee Receivables: Soft Loans.”

     “KBC Employees” has the meaning set forth in Section 8.8.2.

     “KBC Excluded Assets” means: (a) cash and cash equivalents of KBC; (b) accounts receivable of KBC (other than amounts due from KJBC and accounts receivable owing from employees or former employees of KBC under KBC Employee Loans); (c) insurance policies insuring the KJBC Operations or the KBC Purchased Assets; (d) KBC’s corporate seals, minute books, charter documents, Tax Returns and work papers related thereto, corporate stock record books and records pertaining to organization, existence or share capitalization and such books and records as are necessary to enable KBC to file its Tax Returns and reports; (e) rights (including rights to indemnification, contribution, subrogation or reimbursement, rights under or pursuant to warranties and rights arising from or related to defense, release, compromise, discharge or satisfaction), claims, actions, causes of action, judgments, deferred charges, advance payments, prepaid items, security and other deposits, claims for refunds, rights of offset and credits of whatever nature relating to any of the assets referred to in any other clause of this definition or to any of the KBC Retained Liabilities; (f) refunds of Taxes (except for any refunds, claims for refunds or credits of any Transfer Taxes paid by Buyers, either directly or indirectly as reimbursement to Sellers, pursuant to Section 12.4) attributable to any period or portion thereof ending at or prior to the Effective Time; (g) the trademark “Kaiser” and any variation thereof, whether alone or in combination with other words, and goodwill associated therewith; (h) domain names and internet pages employing the name “Kaiser” and internet protocol address space allocated to Kaiser; (i) access to Kaiser telephone and computer networks, including internet mail; (j) rights of KBC under this Agreement; (k) rights of KBC under the Sherwin Contract; and (l) any other assets listed or described on Schedule 1.1(c); provided, however, that by written notice to Buyers delivered prior to June 14, 2004, Sellers may designate any KBC Contract set forth on Schedule 1.1(d) as a KBC Excluded Asset. The KBC Excluded Assets shall not include any KJBC Assets.

     “KBC Inventory” means, as of any particular date, all of KBC’s work in process and bauxite inventories held for sale to customers in the ordinary course of business.

     “KBC Labor Agreements” means (a) the Memorandum of Agreement, dated December 6, 1999, between KJBC and the Union of Technical, Administrative and Supervisory Personnel, representing certain categories of salaried employees, and (b) the Memorandum of Agreement, dated December 2, 1999, between KJBC and the University for Allied Workers Union, representing the Hourly-Paid Bargaining Unit.

     “KBC Leased Real Property” has the meaning set forth in Section 5.10.4.

     “KBC Leased Tangible Personal Property” has the meaning set forth in Section 5.11.4.

     “KBC Licensed Intellectual Property” has the meaning set forth in Section 5.13.4.

     “KBC Material Contracts” means any KBC Contract that (a) involves aggregate future payments to, by or on behalf of KBC in excess of $1,000,000 or (b) extends for a period of more than 12 months and cannot be cancelled by KBC upon 90 or fewer days prior notice without further payment or penalty.

     “KBC Owned Intellectual Property” has the meaning set forth in Section 5.13.3.

     “KBC Owned Real Property” has the meaning set forth in Section 5.10.3.

     “KBC Owned Tangible Personal Property” has the meaning set forth in Section 5.11.3.

     “KBC Partnership Interest” means KBC’s 49% Partnership Interest in KJBC.

     “KBC Pension Plans” means the pension plans administered pursuant to the (a) Trust Deed for Kaiser Bauxite Company Hourly Retirement Plan, and (b) Trust Deed for Kaiser Bauxite Company Salaried Retirement Plan.

     “KBC Petition Date” has the meaning set forth in Recital F to this Agreement.

     “KBC Plan” means any Plan, other than the KBC Labor Agreements, sponsored or contributed to or required to be contributed to by KBC or any other Person for the benefit of KBC’s employees or former employees or their dependents.

     “KBC Purchased Assets” means KBC’s right, title and interest in, to and under (a) the KBC Partnership Interest, (b) the KJBC Assets, and (c) the other rights, properties and assets of every kind, character or description, whether real, personal or mixed, or fixed, contingent or otherwise, wherever located, used by KBC in connection with, or relating to, the conduct of the KJBC Operations, including rights to all amounts due from KJBC, amounts receivable from current and former employees of KBC under the KBC Employee Loans and assets in the categories listed on Exhibit F, but excluding the KBC Excluded Assets.

     “KBC Real Property” has the meaning set forth in Section 5.10.4.

     “KBC Represented Employees” has the meaning set forth in Section 8.8.1.

     “KBC Retained Liabilities” means: (a) all accounts payable of KBC arising out of or relating to the ownership or use of the KBC Purchased Assets at or prior to the Effective Time other than amounts payable to KJBC; (b) all liabilities and obligations of KBC for any Taxes (including all such liabilities and obligations arising under any Tax sharing agreement or similar arrangement to which KBC is a party) arising out of or relating to the ownership or use of the KBC Purchased Assets at or prior to the Effective Time; (c) all liabilities and obligations of KBC with respect to any warranty or similar liabilities or obligations relating to bauxite sold at or prior to the Effective Time; (d) all indemnification, warranty and similar make whole obligations arising under the KBC Contracts in respect of or resulting from acts, occurrences and omissions at or prior to the Effective Time; (e) all liabilities and obligations that result from any breach of a KBC Contract at or prior to the Effective Time, or any performance or non-performance thereof or compliance or failure to comply therewith on the part of either Seller, including for fraud, breach or misfeasance or under any other theory, relating to either Seller’s conduct at or prior to the Effective Time; (f) all liabilities and obligations of KBC with respect to employees or former employees of KBC, including the KBC Employees, arising at or prior to the Effective Time, excluding liabilities and obligations arising under the KBC Labor Agreements and KBC Plans (subject to Section 8.8.3 in respect of the KBC Pension Plans); (g) all liabilities and obligations of KBC arising out of or relating to the ownership or use of the KBC Excluded Assets (whether prior to, on or after the Effective Time); (h) all liabilities and obligations of KBC arising on or prior to the KBC Petition Date that, under section 1141(d) of the Bankruptcy Code, may be discharged pursuant to confirmation by the Bankruptcy Court of a plan of reorganization in the Bankruptcy Cases; (i) all liabilities and obligations of KBC with respect to costs and expenses incurred by KBC in connection with this Agreement or the administration of the Bankruptcy Cases; (j) all liabilities and obligations of KBC, in connection with the DIP Facility or otherwise, under any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge or similar agreements or instruments relating to indebtedness for borrowed money; (k) all liabilities and obligations payable pursuant to Section 365(b)(1)(A) or (B) of the Bankruptcy Code in order to effectuate, pursuant to the Bankruptcy Code, the assumption by Sellers and assignment to Buyers of the KBC Contracts to the extent contemplated by this Agreement as of the Effective Time pursuant to Bankruptcy Court approval; (l) all liabilities and obligations of KBC for torts arising out of or resulting from acts, occurrences and omissions in connection with the ownership or use of the KBC Purchased Assets at or prior to the Effective Time, excluding all liabilities and obligations of KBC for which it, together with any other partner of KJBC, is jointly and severally liable because such parties are liable for obligations of KJBC as a matter of law by virtue of their status as a general partner of KJBC; (m) all liabilities and obligations of KBC under any Laws, including Environmental Laws, arising out of or resulting from acts, occurrences and omissions in connection with the ownership or use of the KBC Purchased Assets at or prior to the Effective Time, excluding all liabilities and obligations of KBC for which it, together with any other partner of KJBC, is jointly and severally liable because such parties are liable for obligations of KJBC as a matter of law by virtue of their status as a general partner of KJBC; and (n) all liabilities and obligations pursuant to the Sherwin Contract.

     “KJBC” has the meaning set forth in Recital A to this Agreement.

     “KJBC Assets” means all assets and property of every kind and nature, wherever located, that are owned by KJBC, including bauxite and other inventory, or by its partners as tenants in common for the use and benefit of KJBC.

     “KJBC Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

     “KJBC Financial Statements” has the meaning set forth in Section 5.6.

     “KJBC Leased Real Property” has the meaning set forth in Section 5.10.2.

     “KJBC Leased Tangible Personal Property” has the meaning set forth in Section 5.11.2.

     “KJBC Licensed Intellectual Property” has the meaning set forth in Section 5.13.2.

     “KJBC Listed Insurance Policies” has the meaning set forth in Section 5.22.

     “KJBC Material Contracts” means any (a) license, contract, agreement, commitment and undertaking (whether written or oral) to which KJBC is a party or by which it or any of the KJBC Assets is bound that (i) involves aggregate future payments to, by or on behalf of KJBC in excess of $1,000,000 or (ii) extends for a period of more than 12 months and cannot be cancelled by KJBC upon 90 or fewer days prior notice without further payment or penalty, or (b) loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge or other agreement or instrument evidencing indebtedness for borrowed money of KJBC.

     “KJBC Operations” has the meaning set forth in Recital C to this Agreement.

     “KJBC Owned Intellectual Property” has the meaning set forth in Section 5.13.1.

     “KJBC Owned Real Property” has the meaning set forth in Section 5.10.1.

     “KJBC Owned Tangible Personal Property” has the meaning set forth in Section 5.11.1.

     “KJBC Real Property” has the meaning set forth in Section 5.10.2.

     “La Roche Demolition Contract” means the Construction Contract, dated January 23, 2004, by and between Kaiser and Seco/American Wrecking Corporation.

     “Laws” means all applicable laws, statutes, regulations, rules, judgments, orders, injunctions and decrees of Governmental Entities.

     “LDEQ” means the Louisiana Department of Environmental Quality.

     “Lien” means, with respect to any property or asset, any mortgage, lien, claim, pledge, security interest or other encumbrance thereon.

     “Losses” has the meaning set forth in Section 11.2.

     “Management Agreement” means the Management Agreement, dated October 26, 1979, between KJBC and KBC, as amended.

     “Material Adverse Effect” means a material and adverse effect on (a) the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Combined Operations, taken as a whole, (b) the value of the KJBC Contracts or the Gramercy Contracts, taken as a whole, (c) the ability of Buyers to operate or conduct the Combined Operations in the manner in which it is currently operated or conducted, or (d) the ability of Sellers to consummate the transactions contemplated by this Agreement, other than effects (i) resulting from the announcement of this Agreement or the transactions contemplated hereby or from either Seller’s compliance herewith and performance of its respective obligations hereunder, (ii) resulting prior to the date of this Agreement from the pending bankruptcy proceedings of the Sellers or any of their Affiliates, or (iii) resulting from events, changes or developments relating to the financial, banking, capital, energy or metals markets or the economy in general or industry-wide developments affecting Persons in businesses similar to the KJBC Operations or the Gramercy Operations.

     “Modified Working Capital” has the meaning set forth in Section 3.3.1.

     “National Labor Relations Act” means The National Labor Relations Act, 29 U.S.C. §§ 151-169.

     “New Labor Agreement” has the meaning set forth in Section 8.10.3.

     “NFA” means a written determination by LDEQ that further evaluation or remedial action by LDEQ is not warranted at a particular site, including, where applicable, under Louisiana Administrative Code 33.

     “Notice of Claim” has the meaning set forth in Section 11.5.1.

     “Offsite Disposal” means the release or disposal of Hazardous Materials, as arranged by Kaiser, on properties other than the Gramercy Site where such Hazardous Materials did not migrate from the Gramercy Site following their release or disposal on the Gramercy Site.

     “Other KBC Employees” has the meaning set forth in Section 8.8.2.

     “Partnership Agreement” means the Deed of Partnership, dated October 26, 1979, between KBC and JBM.

     “Partnership Interest” means, with respect to any partner of KJBC, such partner’s entire right, title and interest in, to and under KJBC, including all right, title and interest of such partner in, to and under the Partnership Agreement, but not including the KJBC Assets.

     “Permitted Liens” means (a) warehousemen’s, materialmen’s, contractor’s and carrier’s liens and similar Liens arising as a matter of Law for obligations which are not delinquent, (b) Liens related to Taxes, other than income Taxes, that are not delinquent, (c) the rights of JBM arising under the Partnership Agreement, (d) Liens that exist on or otherwise relate to the Partnership Interest(s) held by JBM or the interest of JBM in the KJBC Assets, in each case, to secure obligations of JBM or its Affiliates other than obligations owed to KJBC, Sellers or their Affiliates, (e) rights reserved to lessors, licensors and other owners of property that is leased or licensed to another party or which another party otherwise has the right to use or possess under the applicable lease, license or other agreement, (f) Liens that are created, suffered or assumed by Buyers, and (g) Liens that do not have, individually or in the aggregate, a material adverse effect on either (i) the Gramercy Operations and the Gramercy Purchased Assets, taken as a whole, on the one hand, or (ii) the KJBC Operations, the KJBC Assets and the KBC Purchased Assets, taken as a whole, on the other hand.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

     “Plan” means any benefit fund, plan, program or policy (including any plan, program or policy providing for: severance or other payments in connection with the termination of employment (whether voluntary or not); medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical pay; pension or profit-sharing benefits; deferred compensation; equity compensation; bonus or incentive pay; or other material fringe benefits).

     “PLL Policy” has the meaning set forth in Section 8.15.3.

     “Pre-Closing Environmental Release” means any new environmental conditions arising from a new release of Hazardous Materials at the Gramercy Site occurring after the date of this Agreement and at or prior to the Effective Time.

     “Pre-Hearing Termination Date” means June 11, 2004.

     “Prevailing Bid” has the meaning set forth in the Bidding and Auction Procedures.

     “Prevailing Bidder” has the meaning set forth in the Bidding and Auction Procedures.

     “Purchased Assets” means the KBC Purchased Assets and the Gramercy Purchased Assets.

     “Qualified Bid” has the meaning set forth in the Bidding and Auction Procedures.

     “Qualified Bidder” has the meaning set forth in the Bidding and Auction Procedures.

     “Retained Liabilities” means the Gramercy Retained Liabilities and the KBC Retained Liabilities.

     “Retained Names” has the meaning set forth in Section 8.19.

     “Sales Hearing” has the meaning set forth in Section 8.5.1.

     “Sales Order” has the meaning set forth in Section 8.5.1.

     “Sales Process and Approval Motion” has the meaning set forth in Section 8.4.1.

     “Seller Employees” has the meaning set forth in Section 8.9.1.

     “Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

     “Sellers Indemnified Parties” has the meaning set forth in Section 11.2.

     “Sherwin Contract” means the Bauxite Purchase Agreement, dated November 13, 2001, between KBC and Sherwin Alumina, L.P., as amended, modified, supplemented or restated from time to time.

     “Standard Exceptions” has the meaning set forth in Section 5.2.

     “Tax” or “Taxes” means any and all taxes, fees, levies (including with respect to bauxite), duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including (a) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, and similar charges.

     “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

     “Tax Termination Date” has the meaning set forth in Section 11.1.

     “Technology Licenses” has the meaning set forth in Section 9.3.9.

     “Termination Dates” has the meaning set forth in Section 11.1.

     “Termination Fee” has the meaning set forth in Section 10.3.

     “Transfer” has the meaning set forth in Section 2.1.

     “Transfer Documents” means such bills of sale, assignments, novations, certificates of title, certificates of affidavit and other instruments of transfer as may be necessary or appropriate to Transfer or evidence the Transfer to Buyers all of Sellers’ right, title and interest in, to and under the Purchased Assets.

     “Transfer Taxes” has the meaning set forth in Section 12.4.3.

     “Transition and Shared Services Committee” has the meaning set forth in Section 8.1.2.

     “UCC” has the meaning set forth in Section 8.14.

     “Unadjusted Purchase Price” has the meaning set forth in Section 3.3.4.

     “USWA” has the meaning set forth in Section 8.10.3.

     “WARN Act” has the meaning set forth in Section 8.10.6.

     1.2 Certain Interpretive Matters.

          1.2.1 Certain References. Unless the context otherwise requires, (a) all references in this Agreement to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, (b) words in the singular include the plural and vice versa, and (c) the verb “will” will have a mandatory connotation, indicating the parties’ respective obligations to each other. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All references to “$” or dollar amounts are to lawful currency of the United States of America.

          1.2.2 Titles and Headings. Titles and headings to Sections, Articles, Schedules and Exhibits in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          1.2.3 Participation in Drafting. No provision of this Agreement shall be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which that party or its counsel participated in the drafting thereof or by reason of the extent to which that provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II
PURCHASE AND SALE; TREATMENT OF LIABILITIES

     2.1 Sale and Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, as of the Effective Time, (a) KBC shall sell, assign, transfer and convey (“Transfer”) to KJBC Buyer, and KJBC Buyer shall purchase and accept from KBC, the KBC Purchased Assets, and (b) Kaiser shall Transfer to Gramercy Buyer, and Gramercy Buyer shall purchase and accept from Kaiser, the Gramercy Purchased Assets.

     2.2 Assumed Liabilities. On the terms and subject to the conditions hereof, (a) KJBC Buyer shall assume as of the Effective Time, and thereafter in due course pay, perform and/or discharge, the KBC Assumed Liabilities and (b) Gramercy Buyer shall assume as of the Effective Time, and thereafter in due course pay, perform and/or discharge, the Gramercy Assumed Liabilities.

     2.3 Retained Liabilities. KBC shall retain, and KJBC Buyer shall not assume or be responsible for, the KBC Retained Liabilities, and Kaiser shall retain, and Gramercy Buyer shall not assume or be responsible or liable for, the Gramercy Retained Liabilities.

     2.4 Nonassignable Contracts.

          2.4.1 Nonassignability. To the extent that any KBC Contract or Gramercy Contract to be Transferred pursuant to the terms of Section 2.1 is not capable of being Transferred without the Consent of a third Person, or if such Transfer or attempted Transfer would constitute a breach thereof or a violation of any Law, nothing in this Agreement shall constitute a Transfer or an attempted Transfer thereof prior to the time at which all Consents necessary for such Transfer shall have been obtained.

          2.4.2 Efforts to Obtain Consents. Sellers shall use commercially reasonable efforts, and Buyers shall reasonably cooperate with Sellers in such efforts, to obtain such Consents necessary to Transfer to Buyers all of the KBC Contracts and Gramercy Contracts referred to in Section 2.4.1 hereof.

          2.4.3 Alternative Arrangements If Consents Not Obtained. To the extent that the Consents referred to in Section 2.4.1 are not obtained, if and to the extent requested by Buyers, Sellers shall, during the term of the affected KBC Contract or Gramercy Contract, use commercially reasonable efforts to (a) provide to Buyers the benefits under any KBC Contract or Gramercy Contract referred to in Section 2.4.1, (b) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyers, and (c) enforce, at the written request of Buyers, for the account of Buyers, any rights of Sellers under the affected KBC Contract or Gramercy Contract (including the right to elect to terminate such KBC Contract or Gramercy Contract in accordance with the terms thereof upon the direction of Buyers). Buyers shall reasonably cooperate with Sellers in order to enable Sellers to provide the benefits contemplated by this Section 2.4.3 to Buyers.

          2.4.4 Obligation of Buyers to Perform. Buyers shall perform the obligations of Sellers arising under each affected KBC Contract and Gramercy Contract referred to in Section 2.4.1, but only if and to the extent that Sellers provide to Buyers the benefits thereof pursuant to Section 2.4.3.

     2.5 Arrangements with Respect to KJBC Owned Real Property. With respect to parcels of KJBC Owned Real Property for which Transfer Documents have not been delivered to KJBC Buyer at Closing (to the extent permitted by Section 9.3.3), KBC will use its commercially reasonable efforts to deliver as soon as practicable after Closing an instrument of transfer, in recordable form, in favor of KJBC Buyer for KBC’s interest therein. If requested by KJBC Buyer, KBC will deliver to KJBC Buyer at Closing a power of attorney in the form prescribed by the Registration of Titles Act of Jamaica permitting KJBC Buyer to execute, on behalf of KBC, documents relating to the transfer of legal title to KBC’s interest in the KJBC Owned Real Property to KJBC Buyer. In addition, if and to the extent requested by KJBC Buyer, KBC shall use commercially reasonable efforts to take the legal steps necessary to Transfer to KJBC Buyer legal title to KBC’s interests in the KJBC Owned Real Property for which legal title was not Transferred to KJBC Buyer at Closing.

     2.6 Conditions Precedent. Nothing in Section 2.4 or Section 2.5 shall affect, or be construed as affecting, rights arising under Section 9.1.3.

     2.7 Permitted Liens. Nothing in the definition of “Permitted Liens,” any provision of this Agreement referring to Permitted Liens or any disclosure of Liens on or in respect of the Purchased Assets in the schedules to this Agreement shall affect, or be construed to affect, the responsibility of KBC for the KBC Retained Liabilities or the responsibility of Kaiser for the Gramercy Retained Liabilities.

ARTICLE III
PURCHASE PRICE

     3.1 Aggregate Purchase Price. At Closing, in addition to assuming the Assumed Liabilities, Buyers shall pay to Sellers an amount equal to the Estimated Purchase Price. The Estimated Purchase Price shall be subject to adjustment as provided in Section 3.3 (as increased or decreased pursuant to Section 3.3, the “Final Purchase Price”).

     3.2 Deposit. Upon execution of this Agreement, Buyers shall pay $2,300,000 (the “Deposit”) to Sellers via wire transfer of immediately available funds to the account set forth in the Escrow Agreement. Application to payment of the Estimated Purchase Price, return and forfeiture of the Deposit, among other things, shall be subject to the terms and provisions of the Escrow Agreement.

     3.3 Adjustment of Purchase Price.

          3.3.1 Closing Balance Sheet. As soon as practicable, but in no event later than 120 calendar days, after the Closing Date, Buyers, at Buyers’ sole expense, shall cause to be prepared and delivered to Sellers (a) an unaudited consolidated balance sheet of KJBC as of the Effective Time (the “Closing Balance Sheet”), (b) a listing of the KBC Inventory and the book value thereof (“Book Value”) as of the Effective Time (the “Closing KBC Inventory Statement”), (c) a listing of the Gramercy Inventory and the Book Value thereof as of the Effective Time (the “Closing Gramercy Inventory Statement”), and (d) a listing of the KBC Employee Loans outstanding as of the Effective Time and the aggregate face value of such loans (the “Closing Employee Loan Statement” and together with the Closing Balance Sheet, the Closing KBC Inventory Statement and the Closing Gramercy Inventory Statement, the “Closing Statements”). The Closing Balance Sheet shall be prepared from the books and records of KJBC, and in accordance with JGAAP applied on a basis consistent with the Balance Sheet. When the Closing Statements are delivered to Sellers, Buyers shall deliver a statement containing Buyers’ calculations, based on the Closing Statements (the “Buyers’ Proposed Calculations”), of (a) Modified Working Capital as of the Effective Time (the “Closing Modified Working Capital”), (b) the Book Value of the KBC Inventory as of the Effective Time (the “Closing KBC Inventory”), and (c) the Book Value of the Gramercy Inventory as of the Effective Time (the “Closing Gramercy Inventory”). For purposes of this Agreement “Modified Working Capital” means the difference between (a) the sum of (i) total current assets of KJBC in the categories listed on Exhibit E and (ii) the aggregate face value of the KBC Employee Loans outstanding and (b) total current liabilities of KJBC in the categories listed on Exhibit E, including the current portion of long-term debt. The Closing Modified Working Capital shall be calculated on the same basis as, and in accordance with, the sample calculation of Modified Working Capital as of August 31, 2003 attached as Exhibit E, except as expressly otherwise provided in Exhibit E. The Closing KBC Inventory Statement shall be prepared on the same basis as the Balance Sheet Date KBC Inventory Statement and the Closing KBC Inventory will be calculated on the same basis as, and in accordance with, the sample calculation of the Book Value of the KBC Inventory as of August 31, 2003 attached as Exhibit F. The Closing Gramercy Inventory Statement shall be prepared on the same basis as the Balance Sheet Date Gramercy Inventory Statement and the Closing Gramercy Inventory will be calculated on the same basis as, and in accordance with, the sample calculation of the Book Value of the Gramercy Inventory as of August 31, 2003 attached as Exhibit D.

          3.3.2 Cooperation. Without limiting the generality or effect of any other provision hereof, Sellers shall take such actions as may be reasonably requested by Buyers to close, or to assist Buyers in closing, as of the Effective Time, the books and accounting records of KJBC and otherwise reasonably cooperate with Buyers and Buyers’ accountants in the preparation of the Closing Statements.

          3.3.3 Review of Closing Statements. Within 30 calendar days from the date of delivery of the Closing Statements and the accompanying statement of Buyers’ Proposed Calculations, Sellers shall notify Buyers in writing of any disagreement with Buyers’ Proposed Calculations; provided that Sellers may only dispute Buyers’ Proposed Calculations to the extent that they deviate from the requirements of Section 3.3.1 or reflect mathematical error. If Sellers dispute any such aspect of Buyers’ Proposed Calculations, Sellers shall have the right to propose any adjustment thereto within such 30-day period. Any such proposed adjustment shall be in writing (the “Adjustment Request”), shall be submitted to Buyers within the 30-day period referred to in the first sentence of this Section 3.3.3, and shall specify (a) the amount of the proposed adjustment and (b) the item to which such proposed adjustment relates. Unless Sellers notify Buyers in writing within such 30-day period that they object to the findings contained in Buyers’ Proposed Calculations, Buyers’ Proposed Calculations shall be binding upon Buyers and Sellers. Buyers and Sellers shall use their commercially reasonable efforts for 30 calendar days after the submission of any Adjustment Request to agree upon any proposed adjustment to Buyers’ Proposed Calculations. Any dispute as to the content or preparation of Buyers’ Proposed Calculations which is not resolved by Buyers and Sellers during such 30-day period shall be submitted for resolution to a mutually acceptable independent public accounting firm, the costs of which shall be divided equally between Buyers, on the one hand, and Sellers, on the other hand. The decision of such firm shall be final and binding on Buyers and Sellers.

          3.3.4 Adjustment to Purchase Price. Upon the definitive determination pursuant to Section 3.3.3 of the Closing Modified Working Capital, the Closing KBC Inventory, and the Closing Gramercy Inventory, the Final Purchase Price shall be calculated. The Final Purchase Price shall be equal to $23,000,000 (the “Unadjusted Purchase Price”), adjusted as follows: (a) plus the amount, if any, by which the Closing Modified Working Capital is greater than $3,856,872 or minus the amount, if any, by which the Closing Modified Working Capital is less than $3,856,872, (b) plus the amount, if any, by which the Closing KBC Inventory is greater than $4,897,736 or minus the amount, if any, by which the Closing KBC Inventory is less than $4,397,736, and (c) plus the amount, if any, by which the Closing Gramercy Inventory is greater than $20,418,251 or minus the amount, if any, by which the Closing Gramercy Inventory is less than $18,918,251 (the amount added or subtracted from the Unadjusted Purchase Price being referred to herein as the “Adjustment”). If the Final Purchase Price exceeds the Estimated Purchase Price, Buyers shall pay an amount equal to such excess to Sellers, and if the Final Purchase Price is less than the Estimated Purchase Price, Sellers shall pay an amount equal to such deficiency to Buyers. Any such payment shall be made in cash or same day funds within 10 calendar days after the determination of the Adjustment pursuant to this Section 3.3.4. Any such payment shall bear interest (calculated on the basis of a 360-day year consisting of 12 months of 30 calendar days) from the Effective Time through and including the date preceding payment at a rate per annum equal to the “Prime Rate” as set forth on the Closing Date in The Wall Street Journal “Money Rates” column plus 200 basis points.

          3.3.5 Estimate of Purchase Price Adjustment. Not later than the third business day prior to the Closing Date, Sellers shall deliver to Buyers (a) an estimated consolidated balance sheet of KJBC (the “Estimated Balance Sheet”) as of the Effective Time, (b) an estimated listing of the KBC Inventory and the Book Value thereof (the “Estimated KBC Inventory Statement”) as of the Effective Time, (c) an estimated listing of the Gramercy Inventory and the Book Value thereof (the “Estimated Gramercy Inventory Statement”) as of the Effective Time, (d) an estimated listing of the KBC Employee Loans outstanding as of the Effective Time and the aggregate face value thereof (the “Estimated KBC Employee Loan Statement” and together with the Estimated Balance Sheet, the Estimated KBC Inventory Statement and the Estimated Gramercy Inventory Statement, the “Estimated Statements”) as of the Effective Time, and (e) a statement setting forth calculations (the “Estimated Calculations”), based on the Estimated Statements, of (i) the estimated Closing Modified Working Capital, (ii) the estimated Closing KBC Inventory, and (iii) the estimated Closing Gramercy Inventory. The Estimated Statements and Estimated Calculations shall be prepared in good faith based upon Sellers’ review of financial information then available to them and inquiries of personnel responsible for the development and preparation of financial information of KJBC, KBC and Kaiser in the ordinary course of business. The estimated purchase price to be delivered at Closing (the “Estimated Purchase Price”), which is intended to constitute an estimate of the Final Purchase Price, shall equal the Unadjusted Purchase Price, adjusted as follows: (a) plus the amount, if any, by which the estimated Closing Modified Working Capital is greater than $3,856,872 or minus the amount, if any, by which the estimated Closing Modified Working Capital is less than $3,856,872, (b) plus the amount, if any, by which the estimated Closing KBC Inventory is greater than $4,897,736 or minus the amount, if any, by which the estimated Closing KBC Inventory is less than $4,397,736, and (c) plus the amount, if any, by which the estimated Closing Gramercy Inventory is greater than $20,418,251 or minus the amount, if any, by which the estimated Closing Gramercy Inventory is less than $18,918,251.

     3.4 Physical Inventory. In connection with the preparation of the Closing Statements and the Buyers’ Proposed Calculations, Buyers and Sellers shall cause a physical inventory of the KBC Inventory and the Gramercy Inventory (excluding, in the case of the KBC Inventory, a physical inventory of stores) to be taken as of the Effective Time. The Independent Observer shall report on such physical inventory and furnish Buyers and Sellers a copy of such report promptly upon its completion. Sellers, on the one hand, and Buyers, on the other hand, and their respective representatives shall be entitled to be present to observe such physical inventory. The report to be rendered by the Independent Observer on the physical inventory shall be based upon procedures reasonably acceptable to Buyers and Sellers. The fees, costs and expenses of such physical inventory, including the fees, costs and expenses of the Independent Observer, but excluding the salaries or the compensation of individuals employed in the KJBC Operations or the Gramercy Operations conducting the physical inventory, shall be divided equally between Buyers, on the one hand, and Sellers, on the other hand.

     3.5 Purchase Price Allocation. The Final Purchase Price plus the aggregate amount of Assumed Liabilities included in the amount realized for U.S. federal income tax purposes shall be allocated among the Purchased Assets pursuant to this Section 3.5 in accordance with their fair market values and Schedule 3.5). Within 60 calendar days after the Final Purchase Price is determined, Buyers shall deliver to Sellers a statement (the “Final Allocation Statement”) setting forth: (a) the Final Purchase Price plus the aggregate amount of Assumed Liabilities to be included in the amount realized for U.S. federal income tax purposes (the “Final Allocable Amount”); and (b) the allocation of the Final Allocable Amount among the Purchased Assets in accordance with their fair market values as of the Closing Date as reasonably determined by the Buyers and Schedule 3.5. Sellers shall take such actions as may be reasonably requested by Buyers to assist Buyers in the preparation of the Final Allocation Statement. Within 30 calendar days after their receipt of the Final Allocation Statement, Sellers may deliver to Buyers a written objection to the allocation set forth therein specifying in reasonable detail the nature and basis of such objection (a “Dispute Notice”); provided, however, that Sellers may only object to such allocation to the extent it deviates from the requirements of this Section 3.5. If Sellers do not deliver a Dispute Notice to Buyers within such time period, then Buyers’ allocation as set forth in the Final Allocation Statement shall be final and binding on Sellers and Buyers. Sellers and Buyers shall consult with each other and attempt to resolve in good faith any objections contained in a Dispute Notice. If Sellers and Buyers, notwithstanding such good faith efforts, cannot resolve the matters contained in a Dispute Notice within 30 calendar days after the Buyers’ receipt of the Dispute Notice, then Buyers and Sellers shall engage, by mutual agreement, one of the “Big Four” accounting firms or any other nationally recognized accounting firm (the “Independent Auditor”) to resolve the matters remaining in dispute; provided that, the Independent Auditor shall first determine whether Buyers’ allocation as to the matters remaining in dispute is reasonable and consistent with the requirements of this Section 3.5 and, if the Independent Auditor determines that such allocation is reasonable and consistent with the requirements of this Section 3.5, then Buyers’ allocations set forth in the Final Allocation Statement as to such matters shall be final and binding on Sellers and Buyers. The decision of the Independent Auditor shall be final and binding on the parties. The fees and expenses of the Independent Auditor shall be borne equally by Buyers, on the one hand, and Sellers, on the other hand. Each of the parties shall report the purchase and sale of the Purchased Assets in all Tax Returns in accordance with the allocation determined pursuant to this Section 3.5; provided, however, that Buyers’ aggregate basis in the Purchased Assets may exceed the total amount allocated in order to reflect the Buyers’ capitalized transaction costs not included in Final Purchase Price or Assumed Liabilities included in the amount realized for U.S. federal income tax purposes, and Sellers’ aggregate amount realized may be less than the total amount allocated in order to reflect its transaction costs.

     3.6 Intercompany Accounts.

          3.6.1 KBC. All of KBC’s rights in respect of Intercompany Obligations between KBC and KJBC are included in the KBC Purchased Assets and all of KBC’s obligations in respect of such Intercompany Obligations are included in the KBC Assumed Liabilities; consequently, KJBC Buyer will acquire all such rights and assume all such obligations as of the Effective Time. Prior to the Effective Time, the Sellers and KJBC Buyer shall engage in discussions regarding the feasibility of offsetting, on or prior to Closing, Intercompany Obligations between KJBC and KBC, provided that offsets shall not be required to be made if they would have, in the reasonable opinion of KBC or Gramercy Buyer, negative tax, accounting, regulatory or economic effects on KBC, KJBC or Buyers.

          3.6.2 Alpart. Immediately prior to Closing, all Intercompany Obligations between KJBC and Alpart due and payable as of the Effective Time or attributable to any period ending on or prior to the Effective Time shall be netted as between the appropriate obligors and obligees and the resulting balances shall be settled at or prior to the Effective Time, with the result that immediately following the Effective Time, such Intercompany Obligations between KJBC and Alpart shall not exist.

ARTICLE IV
CLOSING

     4.1 Closing. Unless this Agreement has been terminated and the transactions contemplated under this Agreement have been abandoned pursuant to Article X, and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article IX, Closing shall take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas, at 10:00 a.m. local time on the tenth business day following the fulfillment or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions set forth in Article IX that are to be fulfilled at Closing), unless another place, date or time is agreed to in writing by the parties to this Agreement or ordered by the Bankruptcy Court (the date of Closing being referred to herein as the “Closing Date”). Closing shall be deemed effective as of the Effective Time.

     4.2 Documents to be Delivered by Buyers. At Closing, Buyers shall deliver to Sellers:

          4.2.1 Purchase Price. Evidence of wire transfer of cash in an amount equal to the Estimated Purchase Price minus (i) the amount of the Deposit calculated pursuant to the Escrow Agreement (including the deduction of any Fees (as defined in the Escrow Agreement)) as of the close of business on the last business day immediately preceding the Closing Date and (ii) an amount equal to the Environmental Deposit.

          4.2.2 Compliance Certificate. A certificate, dated the Closing Date, executed on behalf of each Buyer in the form described in Section 9.2.1.

          4.2.3 Officer’s Certificate. A certificate, dated the Closing Date, executed on behalf of each Buyer in the form described in Section 9.2.2.

          4.2.4 Assumption Documents. Such Assumption Documents as Sellers reasonably request, each of which shall be duly executed by or on behalf of Buyers, if appropriate, and in form and substance reasonably satisfactory to Sellers.

          4.2.5 Secretary’s Certificate. A copy of the resolutions adopted by the board of directors of each Buyer, approving the execution of this Agreement and each of the other documents delivered by such Buyer hereunder and authorizing the consummation of the transactions contemplated hereby and thereby, certified by the secretary or an assistant secretary of such Buyer.

     4.3 Documents to be Delivered by Sellers. At Closing, Sellers shall deliver to Buyers:

          4.3.1 Receipt. Sellers shall execute and deliver a receipt whereby Sellers acknowledge receipt of an amount equal to the Estimated Purchase Price.

          4.3.2 Compliance Certificate. A certificate, dated the Closing Date, executed on behalf of each Seller in the form described in Section 9.3.1.

          4.3.3 Officer’s Certificate. A certificate, dated the Closing Date, executed on behalf of each Seller in the form described in Section 9.3.2.

          4.3.4 Transfer Documents. Such Transfer Documents as are required to effect the transfers contemplated by this Agreement to occur as of the Effective Time or as Buyers reasonably request, including a deed of assignment of all patents included on Schedule 6.7.2(b) except those patents licensed pursuant to the Technology Licenses, with each Transfer Document duly executed by or on behalf of Sellers, if appropriate, and in form and substance reasonably satisfactory to Buyers and, in the case of the deed of assignment of patents, in form acceptable for recordation with the U.S. Patent and Trademark Office.

          4.3.5 Secretary’s Certificate. A copy of the resolutions adopted by the board of directors of each Seller, approving the execution and delivery of this Agreement and each of the other documents delivered by such Seller hereunder and authorizing the consummation of the transactions contemplated hereby and thereby, certified by the secretary or an assistant secretary of such Seller.

          4.3.6 Technology Licenses. Copies of the Technology Licenses, each executed by all parties thereto.

     4.4 Other Documents to be Delivered. At Closing:

          4.4.1 Transition and Shared Services Agreement. Buyers and Sellers shall execute and deliver a transition and shared services agreement (subject to Section 8.1.2).

          4.4.2 Environmental Escrow Agreement. Gramercy Buyer and Kaiser shall execute and deliver the Environmental Escrow Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
GENERALLY AND WITH RESPECT TO KJBC AND KBC

     Sellers hereby represent and warrant to Buyers as follows:

     5.1 Organization. KBC is a corporation duly organized and validly existing under the laws of the State of Nevada, is duly registered or otherwise qualified to do business as a foreign corporation under the Laws of Jamaica and has full power and authority to own the KBC Purchased Assets owned by it and to conduct its business as currently conducted. Kaiser is a corporation duly organized and validly existing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation under the laws of the State of Louisiana and has full power and authority to own the Gramercy Purchased Assets and to conduct the Gramercy Operations as currently conducted. KJBC is a partnership established and validly existing under the laws of Jamaica pursuant to the Partnership Agreement and has full power and authority to own the KJBC Assets owned by it and to conduct its business as currently conducted.

     5.2 Corporate Authority. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Escrow Agreement by each Seller and the performance by each Seller of the obligations contemplated to be performed by each Seller hereunder and thereunder have been duly authorized by all necessary corporate actions of that Seller, and the execution and delivery of the Transition and Shared Services Agreement (subject to Section 8.1.2), the Environmental Escrow Agreement and the Technology Licenses by each Seller party thereto and the performance by each such Seller of the obligations contemplated to be performed by it thereunder will be duly authorized by all necessary corporate actions of that Seller as of the Closing. This Agreement and the Escrow Agreement have been duly executed and delivered by each Seller party hereto and thereto, and the Transition and Shared Services Agreement (subject to Section 8.1.2), the Environmental Escrow Agreement and the Technology Licenses will be duly executed and delivered by each Seller party thereto as of the Closing, and subject to the approval of the Bankruptcy Court, each of this Agreement and the Escrow Agreement is, and each of the Transition and Shared Services Agreement (subject to Section 8.1.2), the Environmental Escrow Agreement and the Technology Licenses will be as of the date of its execution and delivery, a valid and binding obligation of each Seller, as applicable, enforceable against each Seller, as applicable, in accordance with its terms, except that (a) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar Laws now or hereafter in effect affecting creditors’ rights generally, (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and (c) the rights to indemnification may be limited by public policy considerations (the exceptions set forth in clauses (a), (b) and (c) being referred to herein as the “Standard Exceptions”).

     5.3 Consents. No Consent is required in connection with the execution or delivery by Sellers of, or the performance by Sellers of their obligations under, this Agreement, except for (a) the Consents listed or described on Schedule 5.3, (b) the making of applicable HSR Filings, if any, and the expiration or termination of the applicable waiting period thereunder, (c) the approval of the Bankruptcy Court, and (d) Consents that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not obtained or made. Except as listed or described on Schedule 5.3, assuming that, as of the Closing, the Consents referred to in the preceding sentence have been obtained or made and remain in full force and effect, the execution and delivery of this Agreement by Sellers do not, and the performance by Sellers of their obligations under this Agreement will not, conflict with or result in the violation of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (a) the certificate or articles of incorporation or bylaws of either Seller, (b) the Partnership Agreement, (c) any Law to which Sellers, KJBC or any of the Purchased Assets is subject, or (d) any KJBC Material Contract, KBC Material Contract or Gramercy Material Contract; except in the case of clauses (c) and (d), such conflicts, violations, defaults or rights that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or give rise to the creation of any Lien on the Purchased Assets.

     5.4 Partnership Interests.

          5.4.1 Partners’ Respective Holdings. As of the date of this Agreement, the sole partners of record of KJBC are JBM, with a 51.0% Partnership Interest, and KBC, with a 49.0% Partnership Interest, and immediately prior to Closing, KBC shall hold no less than a 49.0% Partnership Interest.

          5.4.2 No Other Obligation to Transfer Partnership Interest. Except as contemplated herein and in the Partnership Agreement, (a) none of the Sellers or any of their Affiliates has any obligation, absolute or contingent, to Transfer any Partnership Interest to any Person or to enter into any agreement with respect thereto, and (b) KJBC has no obligation, absolute or contingent, to issue or redeem after the date hereof any Partnership Interest, to effect any merger, consolidation or other reorganization or sale of the KJBC Assets (other than sales of inventory and obsolete tangible personal property in the ordinary course of business and consistent with past practice) after the date hereof or to enter into any agreement with respect thereto.

          5.4.3 Title to Partnership Interest. KBC has good and valid title to the KBC Partnership Interest. At Closing and upon delivery of the KBC Partnership Interest and payment therefor pursuant hereto, Buyers will acquire good and valid title to the KBC Partnership Interest free and clear of all Liens, except as may be created by either Buyer and except for transfer restrictions under applicable securities Laws.

     5.5 Interest in Other Persons. Except for the KBC Partnership Interest and shares of Alpart Farms (Jamaica), Ltd., a Delaware corporation, owned by KBC, neither KBC nor KJBC owns, directly or indirectly, any capital stock or equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person.

     5.6 Financial Statements. Attached as Schedule 5.6 are the following (collectively, the “KJBC Financial Statements”): (a) the audited financial statements of KJBC as of and for the fiscal year ended December 31, 2002; (b) the unaudited financial statements of KJBC as of and for the eight-month period ended August 31, 2003 (the August 31, 2003 unaudited balance sheet being referred to as the “Balance Sheet” and such date, the “Balance Sheet Date”); and (c) the unaudited financial statements of KJBC as of and for the fiscal year ended December 31, 2003. The KJBC Financial Statements (a) have been prepared in accordance with the books and records of KJBC, (b) have been prepared in accordance with JGAAP in a manner consistent with KJBC’s historic JGAAP accounting practices, except that the unaudited financial statements do not have notes thereto and are subject to year-end adjustments, and (c) present fairly, in all material respects, the financial position of KJBC as of their respective dates and the mining charges accounts and cash flows of KJBC for the respective fiscal periods then ended, subject, in the case of the unaudited financial statements, to year-end adjustments.

     5.7 Sufficiency of Assets. The KJBC Assets and the KBC Purchased Assets, when utilized by a labor force substantially similar to that used in the conduct of the KJBC Operations as of the date of this Agreement, and assuming appropriate post-closing services are available to and utilized by KJBC Buyer under the Transition and Shared Services Agreement, will be adequate to conduct the KJBC Operations immediately after the Effective Time in the same manner in all material respects as such operations are conducted under KBC’s management as of the date of this Agreement.

     5.8 KBC Inventory. Sellers have delivered to Buyers an inventory statement, dated as of the Balance Sheet Date (the “Balance Sheet Date KBC Inventory Statement”), a copy of which is attached hereto as Schedule 5.8, which Balance Sheet Date KBC Inventory Statement presents fairly the KBC Inventory and the Book Value thereof as of the Balance Sheet Date and, except as specified in the notes thereto, was prepared in all material respects using valuation and other accounting practices based on KBC’s standard inventory costs consistent with KBC’s past practice.

     5.9 Conduct of Business. Since the Balance Sheet Date, except as listed or described on Schedule 5.9, (a) the KJBC Operations have been conducted in the ordinary course of business in all material respects, and (b) no event has occurred that, individually or in the aggregate with other events, would reasonably be expected to have a Material Adverse Effect.

     5.10 Real Property.

          5.10.1 KJBC Owned Real Property. Except as listed or described on Schedule 5.10.1(a), all of the real property owned by KJBC or owned by the partners of KJBC as tenants in common for the use and benefit of KJBC (the “KJBC Owned Real Property”) is free and clear of all Liens except for Permitted Liens. Schedule 5.10.1(b) sets forth in all material respects a true and complete list as of the date of this Agreement of the KJBC Owned Real Property.

          5.10.2 KJBC Leased Real Property. Except as listed or described on Schedule 5.10.2(a), KJBC has, or the partners of KJBC as tenants in common for the use and benefit of KJBC have, a valid leasehold interest in or valid rights to all of the real property interests of KJBC, or held by the partners of KJBC as tenants in common for the use and benefit of KJBC, other than the KJBC Owned Real Property (the “KJBC Leased Real Property” and together with the KJBC Owned Real Property, the “KJBC Real Property”) free and clear of all Liens except Permitted Liens. Schedule 5.10.2(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KJBC Leased Real Property.

          5.10.3 KBC Owned Real Property. Except as listed or described on Schedule 5.10.3(a), all of the real property owned by KBC and used primarily with respect to the KJBC Operations other than the KJBC Owned Real Property (the “KBC Owned Real Property”) is free and clear of all Liens except Permitted Liens. Schedule 5.10.3(b) sets forth in all material respect a true and complete list as of the date of this Agreement of the KBC Owned Real Property.

          5.10.4 KBC Leased Real Property. Except as listed or described on Schedule 5.10.4(a), KBC has a valid leasehold interest in or valid rights to all of the real property interests of KBC used primarily with respect to the KJBC Operations other than the KBC Owned Real Property, KJBC Owned Real Property and the KJBC Leased Real Property (the “KBC Leased Real Property” and together with the KBC Owned Real Property, the “KBC Real

Property”). Schedule 5.10.4(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KBC Leased Real Property.

          5.10.5 Possession. Except as listed or described on Schedule 5.10.5, KJBC and KBC are in all material respects in peaceful and undisturbed possession of the KJBC Real Property and KBC is in all material respects in peaceful and undisturbed possession of the KBC Real Property. Except as listed or described on Schedule 5.10.5, none of the structures on the KJBC Real Property or KBC Real Property encroaches upon real property of another Person, except such encroachments that would not reasonably be expected to have a material adverse effect on the value of such property.

          5.10.6 Zoning and Other Restrictions.

               (a) Except as listed or described on Schedule 5.10.6(a), there is no material violation of any building, planning, zoning or similar Laws with respect to any of the KJBC Real Property or KBC Real Property, and (subject to compliance with Laws of general application) there are no contractual or legal restrictions that preclude or restrict in any material respect the ability to mine the KJBC Real Property and KBC Real Property that is held for mining.

               (b) Except as listed or described on Schedule 5.10.6(b), there is no material zoning or other land use or planning application relating to the KJBC Real Property or KBC Real Property that has been submitted to a Governmental Entity which is pending, which has been denied (and which is necessary for the conduct of the KJBC Operations as presently conducted and as proposed to be conducted), or which is the subject matter of any pending appeal.

     5.11 Tangible Personal Property.

          5.11.1 KJBC Owned Tangible Personal Property. Except as listed or described on Schedule 5.11.1(a), KJBC has, or the partners of KJBC as tenants in common for the use and benefit of KJBC have, valid title to all of the tangible personal property owned by KJBC or owned by the partners of KJBC as tenant in common for the use and benefit of KJBC (the “KJBC Owned Tangible Personal Property”) free and clear of all Liens except for Permitted Liens. Schedule 5.11.1(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KJBC Owned Tangible Personal Property, except for inventory and individual items of tangible personal property having a book value of less than $250,000.

          5.11.2 KJBC Leased Tangible Personal Property. Except as listed or described on Schedule 5.11.2(a), KJBC has, or the partners of KJBC as tenants in common for the use and benefit of KJBC have, a valid leasehold interest in or valid rights to the material tangible personal property that is leased to or otherwise used by KJBC, other than the KJBC Owned Tangible Personal Property, in connection with the conduct of the KJBC Operations (the “KJBC Leased Tangible Personal Property”) in accordance with the terms of the applicable contract. Schedule 5.11.2(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KJBC Leased Tangible Personal Property.

          5.11.3 KBC Owned Tangible Personal Property. Except as listed or described on Schedule 5.11.3(a), KBC has valid title to all of the tangible personal property owned by KBC and used primarily with respect to the KJBC Operations, except for KJBC Owned Tangible Personal Property (the “KBC Owned Tangible Personal Property”) free and clear of all Liens except for Permitted Liens. Schedule 5.11.3(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KBC Owned Tangible Personal Property, except for inventory and other items of tangible personal property having a book value of less than $250,000.

          5.11.4 KBC Leased Tangible Personal Property. Except as listed or described on Schedule 5.11.4(a), KBC has a valid leasehold interest in or valid rights to all of the material tangible personal property that is leased to KBC and used primarily with respect to the KJBC Operations, other than the KBC Owned Tangible Personal Property, KJBC Owned Tangible Personal Property and KJBC Leased Tangible Personal Property (the “KBC Leased Tangible Personal Property”) in accordance with the applicable contract. Schedule 5.11.4(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KBC Leased Tangible Personal Property.

     5.12 Material Contracts.

          5.12.1 KJBC Material Contracts. Schedule 5.12.1(a) sets forth a true and complete list as of the date of this Agreement of each KJBC Material Contract. Except as listed or described in Schedule 5.12.1(b), neither KJBC nor, to Sellers’ knowledge, any counterparty to any KJBC Material Contract is in breach of, or in default under, any KJBC Material Contract in any material respect, and there is no pending or, to Sellers’ knowledge, threatened dispute in relation to any material matter under any KJBC Material Contract. As of the date of this Agreement, each of the KJBC Material Contracts to which KJBC is a party is, in all material respects, a valid and binding obligation of KJBC enforceable against KJBC in accordance with its terms, subject to the Standard Exceptions. As of the Effective Time, each of the KJBC Material Contracts, other than KJBC Material Contracts that expire by their terms or may be terminated without violation of Section 8.1.1 prior to the Effective Time, to which KJBC is a party will be, in all material respects, a valid and binding obligation of KJBC, enforceable against KJBC in accordance with its terms, subject to the Standard Exceptions.

          5.12.2 KBC Material Contracts. Schedule 5.12.2(a) sets forth a true and complete list as of the date of this Agreement of each KBC Material Contract. Except as listed or described in Schedule 5.12.2(b), neither KBC nor, to Sellers’ knowledge, any counterparty to any KBC Material Contract is in breach of, or in default under, any KBC Material Contract in any material respect, and there is no pending or, to Sellers’ knowledge, threatened dispute in relation to any material matter under any KBC Material Contract. As of the date of this Agreement, each of the KBC Material Contracts to which KBC is a party is, in all material respects, a valid and binding obligation of KBC enforceable against KBC in accordance with its terms, subject to the Standard Exceptions. As of the Effective Time, each of the KBC Material Contracts, other than KBC Material Contracts that expire by their terms or may be terminated without violation of Section 8.1.1 prior to the Effective Time, to which KBC is a party will be, in all material respects, a valid and binding obligation of KBC, enforceable against KBC in accordance with its terms, subject to the Standard Exceptions.

          5.12.3 Agreements Provided. Sellers have made available to Buyers true and complete copies of each KJBC Material Contract, KBC Material Contract, KBC Labor Agreement and KBC Plan, including all amendments thereto.

     5.13 Intellectual Property.

          5.13.1 KJBC Owned Intellectual Property. Except as listed or described on Schedule 5.13.1(a), (a) KJBC owns, or the partners of KJBC as tenants in common for the use and benefit of KJBC own, the entire right, title and interest in and to all of the Intellectual Property owned by KJBC or owned by the partners of KJBC as tenants in common for the use and benefit of KJBC (the “KJBC Owned Intellectual Property”) free and clear of all Liens except Permitted Liens, and (b) none of KJBC, KBC or to Sellers’ knowledge, JBM has granted any license to any other Person relating to any of the KJBC Owned Intellectual Property. Schedule 5.13.1(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KJBC Owned Intellectual Property.

          5.13.2 KJBC Licensed Intellectual Property. Except as listed or described on Schedule 5.13.2(a), KJBC is entitled to the use of the material Intellectual Property other than the KJBC Owned Intellectual Property that is used by KJBC or for the benefit of KJBC in connection with the conduct of the KJBC Operations (the “KJBC Licensed Intellectual Property”) and no payments in respect of the KJBC Licensed Intellectual Property are payable to any Person in connection with the use of the KJBC Licensed Intellectual Property by KJBC or for the benefit of KJBC or will become payable to any Person as a result of the transactions contemplated by this Agreement. Schedule 5.13.2(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KJBC Licensed Intellectual Property.

          5.13.3 KBC Owned Intellectual Property. Except as listed or described on Schedule 5.13.3(a), (a) KBC owns the entire right, title and interest in and to all of the Intellectual Property owned by KBC and used primarily in connection with the conduct of the KJBC Operations other than the KJBC Owned Intellectual Property (the “KBC Owned Intellectual Property”) free and clear of all Liens except Permitted Liens, and (b) KBC has not granted any license to any other Person relating to any of the KBC Owned Intellectual Property. Schedule 5.13.3(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KBC Owned Intellectual Property.

          5.13.4 KBC Licensed Intellectual Property. Except as listed or described on Schedule 5.13.4(a), KBC is entitled to the use of the material Intellectual Property other than the KBC Owned Intellectual Property, KJBC Owned Intellectual Property and KJBC Licensed Intellectual Property that is used by KBC primarily in connection with the conduct of the KJBC Operations (the “KBC Licensed Intellectual Property”) and no payments in respect of the KBC Licensed Intellectual Property are payable to any Person in connection with the use of the KBC Licensed Intellectual Property by KBC or will become payable to any Person as a result of the transactions contemplated by this Agreement. Schedule 5.13.4(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the KBC Licensed Intellectual Property.

          5.13.5 No Unresolved Claims. There is no unresolved material claim against KJBC asserting infringement by or of the KJBC Owned Intellectual Property or, to Sellers’ knowledge, the KJBC Licensed Intellectual Property, or any other unresolved material claim against KJBC asserting a conflict with the rights of others in connection with KJBC’s use of any of the KJBC Owned Intellectual Property or the KJBC Licensed Intellectual Property, and, to Sellers’ knowledge, there is no basis for any such claim to be brought. There is no unresolved material claim against KBC asserting infringement by or of the KBC Owned Intellectual Property or, to Sellers’ knowledge, the KBC Licensed Intellectual Property, or any other unresolved material claim against KBC asserting a conflict with the rights of others in connection with KBC’s use of any of the KBC Owned Intellectual Property or the KBC Licensed Intellectual Property, and, to Sellers’ knowledge, there is no basis for any such claim to be brought.

     5.14 Permits.

          5.14.1 List of Permits. Schedule 5.14.1 sets forth a true and complete list as of the date of this Agreement of all material licenses, permits and authorizations from Governmental Entities required to be maintained by each of KJBC and KBC in connection with the conduct of the KJBC Operations (other than those required under Environmental Laws, which are addressed in Section 5.17).

          5.14.2 Permit Compliance. Except as set forth in Schedule 5.14.2, each of KJBC and KBC has, maintains and is in compliance in all material respects with all licenses, permits and authorizations from Governmental Entities required to be maintained by each of them in connection with the conduct of the KJBC Operations (other than those required under Environmental Laws, which are addressed in Section 5.17). Neither KJBC nor KBC has received from any Governmental Entity specific written notification that, and to Sellers’ knowledge, there is no reasonable basis for a claim that, any material permit or authorization (a) is not in full force and effect, (b) has been violated in any material respect, or (c) is subject to any suspension, revocation or cancellation.

     5.15 Compliance with Law. Except as listed or described on Schedule 5.15, KJBC is in compliance in all material respects with all applicable Laws (other than Environmental Laws, which are addressed in Section 5.17). KBC is in compliance, in all material respects, with all applicable Laws in respect of its ownership of the KBC Purchased Assets and its operation of the KJBC Operations.

     5.16 Litigation. Except as listed or described on Schedule 5.16, there are no civil, criminal, administrative, arbitral or similar proceedings, actions or suits pending or, to Sellers’ knowledge, threatened by or against KJBC or KBC arising out of or relating to the conduct of the KJBC Operations, or otherwise pertaining to or affecting the KBC Purchased Assets or the KJBC Assets (other than proceedings, actions or suits arising out of or relating to any violations of Environmental Laws which are addressed in Section 5.17), that have a stated claim amount in excess of $50,000 and to Sellers’ knowledge, there is no basis for any such proceeding, action or suit.

     5.17 Environmental Matters.

          5.17.1 Environmental Compliance. Except as listed or described on Schedule 5.17.1, (a) KJBC and KBC are in compliance in all material respects with all Environmental Laws applicable to the KJBC Operations and (b) there is no civil, criminal or administrative action or suit pending against KJBC or KBC that alleges any material violation of Environmental Laws arising from the conduct of the KJBC Operations, and to Sellers’ knowledge, no such action or suit is threatened against KJBC or KBC.

          5.17.2 Disposal Sites. Schedule 5.17.2 sets forth a true and complete list and description as of the date of this Agreement of all disposal sites used in the KJBC Operations since January 1, 1994, whether or not located on any KJBC Real Property.

          5.17.3 List of Environmental Permits. Schedule 5.17.3 sets forth a true and complete list as of the date of this Agreement of all material licenses, permits and authorizations from Governmental Entities required to be maintained under Environmental Laws by each of KJBC and KBC in connection with the conduct of the KJBC Operations.

          5.17.4 Environmental Permit Compliance. Except as set forth in Schedule 5.17.4, each of KJBC and KBC has, maintains and is in compliance in all material respects with all licenses, permits and authorizations from Governmental Entities required to be maintained under Environmental Laws by each of them in connection with the conduct of the KJBC Operations. Neither KJBC nor KBC has received from any Governmental Entity specific written notification that, and to Sellers’ knowledge, there is no reasonable basis for a claim that, any material permit or authorization (a) is not in full force and effect, (b) has been violated in any material respect, or (c) is subject to any suspension, revocation or cancellation.

     5.18 Employees.

          5.18.1 Compliance with Laws. Schedule 5.18.1 sets forth a true and complete list, as of the date of this Agreement, of the names of all KBC Employees or individuals to whom KBC has made an outstanding offer of employment. KBC and KJBC have complied in all material respects with all applicable Laws related to the employment of employees and, to Sellers’ knowledge, except as listed or described on Schedule 5.18.1, since January 1, 2002, neither KBC or KJBC has received any notice of any claim that (a) it has not complied in any material respect with any Laws relating to the employment of employees, including any provision thereof relating to wages, hours or employee safety, or (b) it is liable for any arrearage of wages or any Taxes or penalties for failure to comply with any of the foregoing. All of the KBC Employees are employed in Jamaica exclusively in the KJBC Operations. All outstanding offers of employment made by KBC were made only in the ordinary course of business.

          5.18.2 Employment and Severance Agreements. Except as set forth in Schedule 5.18.2 or 5.19.1 or permitted by Section 8.1, KBC is not a party to, is not bound by, and has no outstanding obligations under, any employment, compensation, severance, consulting, retainer or other similar agreement, arrangement or understanding, including any arrangement or agreement to make payments to any Person in connection with the continued employment or the termination of their employment, in each case, written or oral. Sellers have made available to Buyers copies of all such agreements or summaries of the material terms of any oral arrangements or understanding.

          5.18.3 Liabilities Satisfied. All obligations and liabilities of KBC owing to the KBC Employees, former employees of KBC and their dependents, including all obligations and liabilities for (a) wages, salaries and other compensation payments, (b) all payments and other liabilities under all KBC Plans (including all collective bargaining agreements), and (c) all liabilities under Laws relating to terms and conditions of employment, (i) have been, to the extent due or payable, fully satisfied or (ii) are or will be reflected as current liabilities on the financial statements of KBC to the extent required under U.S. generally accepted accounting principles.

     5.19 Labor Matters.

          5.19.1 Collective Bargaining Agreements. Schedule 5.19.1 sets forth a true and complete list of each labor or collective bargaining agreement to which KBC or KJBC is a party.

          5.19.2 No Other Labor Organization. Sellers have no knowledge of any activity or proceeding of any labor organization (or representatives thereof) to organize any KBC Employees, nor of any concerted activities, strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any KBC Employees.

     5.20 KBC Plans and Employee Compensation. Schedule 5.20 sets forth a true and complete list of each KBC Plan. With respect to each KBC Plan, Sellers have delivered or made available to Buyers a true, complete and correct copy of such KBC Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such KBC Plan. With respect to Other KBC Employees, Sellers have made available to Buyers the current base pay and incentive compensation of such Other KBC Employees.

     5.21 Administration of KBC Plans. Except as listed or described on Schedule 5.21, each KBC Plan has been administered in accordance with its terms and all applicable Laws in all material respects, and all contributions required to be made to any KBC Plan have been timely made in accordance with its terms and all applicable Laws. To Sellers’ knowledge, no event has occurred, and there exists no condition or set of circumstances (other than general economic conditions), that would reasonably be expected to result in material liabilities (other than routine benefit liabilities) under the terms of, or with respect to, any such KBC Plan.

     5.22 Insurance. Schedule 5.22 sets forth a true and complete list of all insurance policies (collectively, “KJBC Listed Insurance Policies”) and describes all self-insurance arrangements as of the date of this Agreement of or for the benefit of KJBC covering any aspect of the KJBC Operations. As of the date of this Agreement, all of the KJBC Listed Insurance Policies are in full force and effect through the respective dates set forth on Schedule 5.22.

     5.23 Tax Matters.

          5.23.1 Tax Returns. Except as listed or described on Schedule 5.23.1: (a) all Tax Returns required to be filed as of the date hereof with respect to the KBC Purchased Assets, KJBC, any KJBC Assets or the KJBC Operations have been timely filed other than Tax Returns that do not involve a material amount of Taxes; (b) all Taxes shown to be due on such Tax Returns have been timely paid or otherwise discharged; (c) all such Tax Returns are true, correct and complete in all material respects; (d) no material adjustment relating to such Tax Returns has been proposed formally or, to Sellers’ knowledge, informally by any Tax authority and, to Sellers’ knowledge, no basis exists for any such adjustment; (e) there are no pending or, to Sellers’ knowledge, threatened actions or proceedings for the assessment or collection of material Taxes relating to the KBC Purchased Assets, KJBC, any KJBC Assets or the KJBC Operations; and (f) to Sellers’ knowledge, there are no Tax liens on any KJBC Assets or any of the KBC Purchased Assets other than Permitted Liens.

          5.23.2 Unresolved Items. Except as listed or described on Schedule 5.23.2: (a) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any material Tax to which the KBC Purchased Assets, KJBC Assets, KJBC or the KJBC Operations may be subject; (b) there are no requests for information from any Tax authority currently outstanding that could materially and adversely affect the Taxes on or in respect of the KBC Purchased Assets, KJBC, any KJBC Assets or the KJBC Operations; and (c) to Sellers’ knowledge, there are no proposed reassessments of any property included in the KBC Purchased Assets, the KJBC Assets or the KJBC Operations that could materially increase the amount of any Tax to which the KBC Purchased Assets, the KJBC Assets or the KJBC Operations would be subject.

          5.23.3 Stamp Duty. To Sellers’ knowledge, all documents and instruments relating to the KBC Purchased Assets or any KJBC Assets and which are subject to a material amount of stamp duty (other than as a result of the transactions contemplated by this Agreement) have been properly stamped.

     5.24 Related Party Transactions. Neither KBC nor KJBC is a party to any contract, agreement, arrangement or understanding, written or oral, with either of the Sellers or any of their Affiliates that is not listed on Schedule 5.12.1 or Schedule 5.12.2. KJBC has no Intercompany Obligations other than Intercompany Obligations between KJBC and KBC and Intercompany Obligations between KJBC and Alpart.

     5.25 Brokers and Finders. None of Sellers or their Affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commission or finders fees in connection with the transactions contemplated hereby, except for the employment of, and related fees and expenses payable to, Lazard Frères & Co. LLC, which will be borne by Sellers or their Affiliates.

     5.26 Title to KBC Purchased Assets. Except as set forth in Section 2.5, (a) KBC has good and valid title to the KBC Purchased Assets and KJBC has good and valid title to the KJBC Assets, and (b) at Closing and upon delivery of the KBC Purchased Assets and payment therefore pursuant hereto, KJBC Buyer will acquire good and valid title to the KBC Purchased Assets and KJBC will continue to have good and valid title to the KJBC Assets.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF KAISER WITH
RESPECT TO THE GRAMERCY PURCHASED ASSETS

     Kaiser hereby represents and warrants to Buyers as follows:

     6.1 Sufficiency of Assets. The Gramercy Purchased Assets, when utilized by a labor force substantially similar to that used by Kaiser in connection with the Gramercy Operations as of the date of this Agreement, assuming appropriate post-closing services are available to and utilized by Gramercy Buyer under the Transition and Shared Services Agreement, will be adequate to conduct the Gramercy Operations immediately after the Effective Time in the same manner in all material respects as such operations are conducted as of the date of this Agreement.

     6.2 Gramercy Inventory. Sellers have delivered to Buyers an inventory statement, dated as of the Balance Sheet Date (the “Balance Sheet Date Gramercy Inventory Statement”), a copy of which is attached hereto as Schedule 6.2, which Balance Sheet Date Gramercy Inventory Statement presents fairly the Gramercy Inventory and the Book Value thereof as of the Balance Sheet Date and, except as specified in the notes thereto, was prepared in all material respects using valuation and other accounting practices based on Kaiser’s standard inventory costs consistent with Kaiser’s past practice.

     6.3 Conduct of Business. Since the Balance Sheet Date, except as listed or described on Schedule 6.3, (a) Kaiser has not conducted the Gramercy Operations in a manner outside the ordinary course of business in any material respect, and (b) no event has occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     6.4 Real Property.

          6.4.1 Owned Real Property. Except as listed or described on Schedule 6.4.1(a), all of the real property owned by Kaiser and used primarily with respect to the Gramercy Operations (the “Gramercy Owned Real Property”) is free and clear of all Liens except Permitted Liens. Schedule 6.4.1(b) sets forth in all material respects a true and complete list as of the date of this Agreement of the Gramercy Owned Real Property.

          6.4.2 Leased Real Property. Except as listed or described on Schedule 6.4.2(a), Kaiser has a valid leasehold interest in or valid rights to all of the real property interests of Kaiser used primarily with respect to the Gramercy Operations other than the Gramercy Owned Real Property (the “Gramercy Leased Real Property” and together with the Gramercy Owned Real Property, the “Gramercy Real Property”). Schedule 6.4.2(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Gramercy Leased Real Property.

          6.4.3 Possession. Kaiser is in all material respects in peaceful and undisturbed possession of the Gramercy Owned Real Property. None of the structures on the Gramercy Owned Real Property encroaches upon real property of another Person, except such encroachments that would not reasonably be expected to have a material adverse effect on the value of such property.

          6.4.4 Zoning and Other Restrictions.

               (a) Except as listed or described on Schedule 6.4.4(a), there is no material violation of any building, planning, zoning or similar Laws with respect to any of the Gramercy Real Property, and (subject to compliance with Laws of general application) there are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use such Gramercy Real Property as currently used.

               (b) Except as listed or described on Schedule 6.4.4(b), there is no material zoning or other land use or planning application relating to the Gramercy Real Property that has been submitted to a Governmental Entity which is pending, which has been denied (and which is necessary for the conduct of the Gramercy Operations as presently conducted), or which is the subject matter of any pending appeal.

     6.5 Tangible Personal Property.

          6.5.1 Owned Tangible Personal Property. Except as listed or described on Schedule 6.5.1(a), Kaiser has valid title to all of the tangible personal property owned by Kaiser and used primarily with respect to the Gramercy Operations (the “Gramercy Owned Tangible Personal Property”) free and clear of all Liens except for Permitted Liens. Schedule 6.5.1(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Gramercy Owned Tangible Personal Property, except for inventory and items of tangible personal property having a book value of less than $250,000.

          6.5.2 Leased Tangible Personal Property. Except as listed or described on Schedule 6.5.2(a), Kaiser has a valid leasehold interest in or valid rights to the material tangible personal property that is leased to Kaiser and used primarily with respect to the Gramercy Operations other than the Gramercy Owned Tangible Personal Property (the “Gramercy Leased Tangible Personal Property”). Schedule 6.5.2(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Gramercy Leased Tangible Personal Property.

          6.5.3 Condition of Assets. Except as listed or described on Schedule 6.5.3, the Gramercy Owned Tangible Personal Property and the Gramercy Leased Tangible Personal Property listed on Schedules 6.5.1(b) and 6.5.2(b), considered collectively and not on an item by item basis, is in good repair and operating condition, ordinary wear and tear excepted, except where failure to be in such condition would not reasonably be expected to have a Material Adverse Effect.

     6.6 Gramercy Material Contracts.

          6.6.1 Gramercy Material Contracts. Schedule 6.6.1(a) sets forth a true and complete list as of the date of this Agreement of each Gramercy Material Contract. Except as listed or described in Schedule 6.6.1(b), neither Kaiser nor, to Sellers’ knowledge, any counterparty to any Gramercy Material Contract is in breach of, or in default under, any Gramercy Material Contract in any material respect, and there is no pending or, to Sellers’ knowledge, threatened dispute in relation to any material matter under any Gramercy Material Contract. As of the date of this Agreement, each of the Gramercy Material Contracts to which

Kaiser is a party is, in all material respects, a valid and binding obligation of Kaiser enforceable against Kaiser in accordance with its terms, subject to the Standard Exceptions. As of the Effective Time, each of the Gramercy Material Contracts, other than Gramercy Material Contracts that expire by their terms or may be terminated without violation of Section 8.1.1 prior to the Effective Time, to which Kaiser is a party will be, in all material respects, a valid and binding obligation of Kaiser, enforceable against Kaiser in accordance with its terms, subject to the Standard Exceptions.

          6.6.2 Agreements Provided. Sellers have made available to Buyers true and complete copies of each Gramercy Material Contract, including all amendments thereto.

     6.7 Intellectual Property.

          6.7.1 Owned Intellectual Property. Except as listed or described on Schedule 6.7.1(a), (a) Kaiser owns the entire right, title and interest in and to all of the Intellectual Property owned by Kaiser and used primarily with respect to the Gramercy Operations (the “Gramercy Owned Intellectual Property”) free and clear of all Liens except Permitted Liens, and (b) Kaiser has not granted any license to any other Person relating to any of the Gramercy Owned Intellectual Property. Schedule 6.7.1(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Gramercy Owned Intellectual Property.

          6.7.2 Licensed Intellectual Property. Except as listed or described on Schedule 6.7.2(a), Kaiser is entitled to the use of the material Intellectual Property other than the Gramercy Owned Intellectual Property that is used by Kaiser primarily in connection with the conduct of the Gramercy Operations (the “Gramercy Licensed Intellectual Property”) and no payments in respect of the Gramercy Licensed Intellectual Property are payable to any Person in connection with the use of the Gramercy Licensed Intellectual Property by Kaiser or will become payable to any Person as a result of the transactions contemplated by this Agreement. Schedule 6.7.2(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Gramercy Licensed Intellectual Property.

          6.7.3 No Unresolved Claims. There is no unresolved material claim against Kaiser asserting infringement by or of the Gramercy Owned Intellectual Property or, to Kaiser’s knowledge, the Gramercy Licensed Intellectual Property, or any other unresolved material claim against Kaiser asserting a conflict with the rights of others in connection with Kaiser’s use of any of the Gramercy Owned Intellectual Property or the Gramercy Licensed Intellectual Property, and, to Kaiser’s knowledge, there is no basis for any such claim to be brought.

     6.8 Permits.

          6.8.1 List of Permits. Schedule 6.8.1 sets forth a true and complete list as of the date of this Agreement of all material licenses, permits and authorizations from Governmental Entities required to be maintained by Kaiser in connection with the conduct of the Gramercy Operations (other than those required under Environmental Laws, which are addressed in Section 6.11).

          6.8.2 Permit Compliance. Except as set forth in Schedule 6.8.2, Kaiser has, maintains and is in compliance in all material respects with all licenses, permits and authorizations from Governmental Entities required to be maintained by it in connection with the conduct of the Gramercy Operations (other than those required under Environmental Laws, which are addressed in Section 6.11). Kaiser has not received from any Governmental Entity specific written notification that, and to Kaiser’s knowledge there is no reasonable basis for a claim that, any material permit or authorization (a) is not in full force and effect, (b) has been violated in any material respect, or (c) is subject to any suspension, revocation, or cancellation.

     6.9 Compliance with Law. Except as listed or described on Schedule 6.9, Kaiser is in compliance in all material respects with all applicable Laws (other than Environmental Laws, which are addressed in Section 6.11) with respect to the conduct of the Gramercy Operations. Kaiser is in compliance, in all material respects, with all applicable Laws in respect of its ownership of the Gramercy Purchased Assets.

     6.10 Litigation. Except as listed or described on Schedule 6.10, there are no civil, criminal, administrative, arbitral or similar proceedings, actions or suits pending or, to Kaiser’s knowledge, threatened against Kaiser arising out of or relating to the conduct of the Gramercy Operations, or otherwise pertaining to or affecting the Gramercy Purchased Assets (other than proceedings, actions or suits arising out of or relating to any violation of Environmental Laws which are addressed in Section 6.11) that have a stated claim amount in excess of $100,000, and to Kaiser’s knowledge there is no basis for any such proceeding, action or suit.

     6.11 Environmental Matters.

          6.11.1 Environmental Compliance. Except as listed or described on Schedule 6.11.1, (a) to its knowledge, Kaiser is in material compliance with all Environmental Laws applicable to the Gramercy Operations and (b) there is no civil, criminal or administrative action or suit pending against Kaiser that alleges any material violation of Environmental Laws arising from the conduct of the Gramercy Operations, and to Kaiser’s knowledge, no such action or suit is threatened against Kaiser.

          6.11.2 Disposal Sites. Schedule 6.11.2 sets forth a true and complete list and description as of the date of this Agreement of all disposal sites used in the Gramercy Operations since January 1, 1994, whether or not located on any Gramercy Real Property.

          6.11.3 List of Environmental Permits. Schedule 6.11.3 sets forth a true and complete list as of the date of this Agreement of all material licenses, permits and authorizations from Governmental Entities required to be maintained under Environmental Laws by Kaiser in connection with the conduct of the Gramercy Operations.

          6.11.4 Environmental Permit Compliance. Except as set forth in Schedule 6.11.4, to its knowledge, Kaiser has, maintains and is in compliance in all material respects with all licenses, permits and authorizations from Governmental Entities required to be maintained under Environmental Laws by it in connection with the conduct of the Gramercy Operations. Kaiser has not received from any Governmental Entity specific written notification that, and to Kaiser’s knowledge there is no reasonable basis for a claim that, any such permit or authorization that is material (a) is not in full force and effect, (b) has been violated in any material respect, or (c) is subject to any suspension, revocation, or cancellation.

     6.12 Labor Matters.

          6.12.1 Collective Bargaining Agreements. Schedule 6.12.1 sets forth a true and complete list of each labor or collective bargaining agreement related to the Gramercy Operations to which Kaiser is a party.

          6.12.2 No Other Labor Organization. Kaiser has no knowledge of any activity or proceeding of any labor organization (or representatives thereof) to organize any Gramercy Employees, nor of any concerted activity, strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any Gramercy Employees.

     6.13 Insurance. Schedule 6.13 sets forth a true and complete list of all insurance policies (collectively, “Gramercy Listed Insurance Policies”) and describes all self-insurance arrangements as of the date of this Agreement of or for the benefit of Kaiser covering any aspect of the Gramercy Operations. As of the date of this Agreement, all of the Gramercy Listed Insurance Policies are in full force and effect through the respective dates set forth on Schedule 6.13.

     6.14 Tax Matters.

          6.14.1 Tax Returns. Except as listed or described on Schedule 6.14.1, to Sellers’ knowledge, (a) there are no pending or threatened actions or proceedings for the assessment or collection of material property or ad valorem taxes relating to the Gramercy Purchased Assets, and (b) there are no Tax Liens on any of the Gramercy Purchased Assets.

          6.14.2 Unresolved Items. Except as listed or described on Schedule 6.14.2, (a) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any material property or ad valorem tax to which the Gramercy Purchased Assets may be subject, (b) there are no requests for information from any Tax authority currently outstanding that could materially adversely affect any property or ad valorem taxes on or in respect of the Gramercy Purchased Assets, and (c) to Seller’s knowledge, there are no proposed reassessments of any property included in the Gramercy Purchased Assets that could reasonably be expected to materially increase the amount of any property or ad valorem tax to which the Gramercy Purchased Assets would be subject.

     6.15 Title to Gramercy Purchased Assets. Kaiser has good and valid title to the Gramercy Purchased assets. At Closing and upon delivery of the Gramercy Purchased Assets and payment therefore pursuant hereto, Gramercy Buyer will acquire good and valid title to the Gramercy Purchased Assets.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyers hereby represents and warrants to Sellers as follows:

     7.1 Organization. KJBC Buyer is a private limited company duly organized and validly existing under the laws of Jamaica. Gramercy Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

     7.2 Corporate Authority. Each Buyer has the requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Escrow Agreement by each Buyer, as applicable, and the performance by each Buyer of the obligations contemplated to be performed by each Buyer hereunder and thereunder, as applicable, have been duly authorized by all necessary organizational actions of that Buyer, and the execution and delivery of the Transition and Shared Services Agreement (subject to Section 8.1.2), the Environmental Escrow Agreement and the Technology Licenses by each Buyer party thereto and the performance by each such Buyer of the obligations contemplated to be performed by it thereunder will be duly authorized by all necessary organizational actions of that Buyer as of the Closing. This Agreement and the Escrow Agreement have been duly executed and delivered by each Buyer party hereto and thereto, and the Transition and Shared Services Agreement (subject to Section 8.1.2), the Environmental Escrow Agreement and the Technology Licenses will be duly executed and delivered by each Buyer party thereto as of the Closing, and each of this Agreement and the Escrow Agreement is, and each of the Transition and Shared Services Agreement (subject to Section 8.1.2), the Environmental Escrow Agreement and the Technology Licenses will be as of the date of its execution and delivery, a valid and binding obligation of each Buyer, as applicable, enforceable against each Buyer, as applicable, in accordance with its terms, subject to the Standard Exceptions.

     7.3 Consents. No Consent is required in connection with the execution or delivery by Buyers of, or the performance by Buyers of their obligations under, this Agreement, except for (a) the Consents listed or described on Schedule 7.3, (b) the making of applicable HSR Filings, if any, and the expiration or termination of the applicable waiting period thereunder, and (c) Consents that would not have, individually or in the aggregate, a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement if not obtained or made. Except as listed or described on Schedule 7.3, assuming that, as of the Closing, the Consents referred to in the preceding sentence have been obtained or made and remain in full force and effect, the execution and delivery of this Agreement by Buyers do not, and the performance by Buyers of their obligations under this Agreement will not, conflict with or result in the violation of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (a) the charter or bylaws or similar documents of either Buyer, (b) any Law to which either Buyer is subject, or (c) any agreement or contract to which either Buyer is a party or by which either Buyer is bound; except in the case of clauses (b) and (c) such conflicts, violations, defaults or rights that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement.

     7.4 Representations Exclusive. Each Buyer acknowledges that except as expressly set forth in this Agreement, Sellers have made no representation or warranty as to KJBC, the Combined Operations, the Purchased Assets or the Assumed Liabilities. Each Buyer further acknowledges that this Agreement is subject to any applicable order or act of the Bankruptcy Court.

     7.5 Sufficiency of Funds. Buyers have unencumbered cash on hand or credit arrangements with financially responsible third parties, or a combination thereof, in an aggregate amount sufficient, when combined with the Deposit, to enable them to pay the Final Purchase Price and all fees and expenses payable by them in connection with this Agreement and the transactions contemplated hereby.

     7.6 Investment Intent. The general partnership interest in KJBC included in the KBC Partnership Interest is being purchased by KJBC Buyer for investment and not with a view to distribution of all or any portion thereof, and neither the KBC Partnership Interest as a whole nor any portion thereof will be disposed of by KJBC Buyer without registration under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration requirements.

     7.7 Brokers and Finders. None of Buyers or their Affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby.

ARTICLE VIII
CERTAIN COVENANTS

     8.1 Conduct of the Business; Transition Planning.

          8.1.1 Certain Restrictions. During the period between the signing of this Agreement by the parties hereto and Closing, Sellers shall use their commercially reasonable efforts to ensure that, except as otherwise contemplated by this Agreement, as required by the Bankruptcy Court, as required by Law, or as listed or described on Schedule 8.1.1(a), (a) the Combined Operations are conducted in the ordinary course thereof consistent with past practices, including with respect to maintenance of insurance relating to the Combined Operations, (b) material relationships related to the Combined Operations, including those with employees and suppliers, are preserved, and (c) the condition of the Purchased Assets is materially preserved. Without limiting the generality of the foregoing, during the period between the signing of this Agreement by the parties hereto and Closing, except as listed or described on Schedule 8.1.1(a) or with the prior consent of Buyers, which consent shall not be unreasonably withheld, Sellers shall not cause, and shall direct the members of KJBC’s executive committee appointed by Sellers not to cause:

               (i) the taking of any action or the exercise of any of the powers described in Article XIII of the Partnership Agreement;

               (ii) any arrangement with any contractor for such contractor to perform any of the acts or exercise any of the powers described in Article XIII of the Partnership Agreement;

               (iii) the taking of any action described in Section 4.03 of the Management Agreement;

               (iv) the creation, termination or amendment of any KJBC Material Contract, KBC Material Contract or Gramercy Material Contract, including those set forth on Schedules 5.12.1(a), 5.12.2(a) and 6.6.1(a);

               (v) any acquisition or disposition of any KJBC Assets, the KBC Purchased Assets or Gramercy Purchased Assets outside the ordinary course of conduct of the Gramercy Operations or the KJBC Operations (as applicable) or any acquisition or disposition that is reasonably likely to involve consideration in excess of $250,000;

               (vi) any capital expenditures to be made by or on behalf of KJBC except as contemplated in the KJBC Capital Spending Plan 2004 — 2005 attached hereto as Schedule 8.1.1(b);

               (vii) any capital expenditures to be made with respect to Gramercy except as contemplated in the 2004 GBU Capital Spending Plan attached hereto as Schedule 8.1.1(c);

               (viii) either Seller to grant or otherwise suffer to exist any Lien on any of the Purchased Assets, other than Permitted Liens;

               (ix) the creation of any agreement or arrangement with any Governmental Entity that is competent to impose or collect amounts payable in respect of any Taxes relating to the Purchased Assets arising after the Closing Date;

               (x) any offer to be made by or on behalf of KBC to employ any individual not currently employed by KBC for a salary or fee in excess of $100,000 per annum or any offer to be made by or on behalf of Kaiser to employ any individual with respect to the Gramercy Operations not currently employed by Kaiser for a salary or fee in excess of $100,000 per annum;

               (xi) the termination, other than for cause, of any KBC Employee who is material to the KJBC Operations or any Gramercy Employee who is material to the Gramercy Operations;

               (xii) the termination, other than for cause, of all or substantially all KBC Employees in any department that is material to the KJBC Operations or all or substantially all Gramercy Employees in any department that is material to the Gramercy Operations;

               (xiii) a material increase in the aggregate number of KBC Employees or in the aggregate number of Gramercy Employees;

               (xiv) the amendment of any of the material terms of employment of or benefits made available to, or the increase in pay and benefits of, any KBC Employee, Gramercy Employee or Seller Employee, except for (A) in the case of KBC Represented Employees, increases in pay or benefits required under the terms of the applicable KBC Labor Agreement and KBC Plans, (B) in the case of Gramercy Employees subject to the Gramercy Labor

Agreement, increases in pay or benefits required under the terms of the Gramercy Labor Agreement and Gramercy Plans, and (C) in the case of the Seller Employees, increases in pay or benefits required under employment or benefits agreements in effect on the date hereof or discretionary bonuses in amounts, and payable on dates, consistent with past practice and otherwise in the ordinary course of business;

               (xv) the filing of any renditions with the local property tax authorities of the State of Louisiana prior to the applicable filing date related to any such rendition;

               (xvi) the creation of any Intercompany Obligations other than Intercompany Obligations between KJBC and KBC and Intercompany Obligations between KJBC and Alpart, consistent with past practice and otherwise in the ordinary course of business; or

               (xvii) either Seller or KJBC to enter into any agreement to do any of the foregoing.

Buyers shall respond to any request by Sellers for a consent required under this Section 8.1.1 within three business days of delivery of such request, or such shorter period of time as Sellers reasonably requested.

          8.1.2 Transition Planning. During the period between the signing of this Agreement by the parties hereto and Closing, Sellers shall supply to Buyers, promptly after they are produced, copies of (a) all regular management accounts relating to the Gramercy Operations or the KJBC Operations, (b) all senior management reports relating to the Gramercy Operations or the KJBC Operations, and (c) all other material reports and information provided to Sellers by KJBC’s executive committee. Solely for the purpose of effecting an orderly transition of ownership of the Purchased Assets and the operation of the Combined Operations, the parties shall form a transition committee comprised of one or two individuals selected by Sellers and one or two individuals selected by Buyers (the “Transition and Shared Services Committee”), which shall meet (in person or by telephone) at least twice a week (and on any other occasion reasonably requested by a member of the Transition and Shared Services Committee) during the period prior to Closing to discuss issues relating to the operation of the Combined Operations, including identification of specific post-closing transition services to be provided by Sellers and their Affiliates to Buyers, on the one hand, and by Buyers and their Affiliates to Sellers and their assignees, on the other hand, in each case, for a term of not more than six months on a cost reimbursement basis consistent with Kaiser’s historical intercompany cost reimbursement practices. The Transition and Shared Services Committee shall also (a) discuss and report to Kaiser and Gramercy Buyer as to whether particular items of property located at or used in the Gramercy Operations are primarily used in the Gramercy Operations, for the purposes of the definition of “Gramercy Purchased Assets” and (b) with respect to personnel and property that are used in both the Gramercy Operations and other Kaiser operations, make recommendations to the parties as to the manner and terms on which the party that will not employ such personnel or own such property after Closing shall continue to receive the benefit of such personnel and/or the use of such property, to the same extent as currently employed or used in the Gramercy Operations or Kaiser’s other operations, as the case may be, until such non-employer or non-owner party is able to make reasonable alternative arrangements. Sellers and Buyers shall use commercially reasonable efforts to agree upon the terms and provisions of a transition and shared services agreement prior to the Pre-Hearing Termination Date. Neither the Transition and Shared Services Committee nor any member thereof in such member’s capacity as such shall have the power to amend this Agreement, waive any provisions hereof, or bind either Seller, either Buyer, or any of their respective Affiliates.

     8.2 Access to Information; Confidentiality. Sellers shall afford to Buyers (and each of their employees, representatives and agents) reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations, in which case, if requested by Buyers, Sellers shall use commercially reasonable efforts to obtain necessary consents of third parties to allow disclosure of the requested information to Buyers), during normal business hours and upon reasonable notice during the period between the signing of this Agreement by the parties hereto and Closing, to all of KJBC’s properties, books and records and personnel and Sellers’ properties, books and records that are or relate to the Purchased Assets and the Combined Operations and, during that period, Sellers shall furnish as promptly as practicable to Buyers any information (subject, however, to existing confidentiality and similar nondisclosure obligations, in which case, if requested by Buyers, Sellers shall use commercially reasonable efforts to obtain necessary consents of third parties to allow disclosure of the requested information to Buyers) concerning KJBC, the Purchased Assets and the Combined Operations that Buyers may from time to time reasonably request. Each Buyer shall hold, and shall cause its employees, representatives, agents and Affiliates to hold, any nonpublic information obtained from Sellers in confidence to the extent required by, and in accordance with the provisions of, the Confidentiality Agreement as if such Buyer were a party thereto and each reference therein to “Century” was a reference to such Buyer.

     8.3 Commercially Reasonable Efforts; Regulatory Matters.

          8.3.1 Efforts to Close. On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other party or parties, as the case may be, in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, including the satisfaction of the conditions set forth in Article IX and arranging and coordinating contacts with third parties to facilitate obtaining the Consents contemplated by this Agreement. Without limiting the generality or effect of the foregoing, each of the parties hereto shall (a) if required, make promptly its respective HSR Filing, and thereafter make any other required submissions, with respect to the transactions contemplated hereby under the HSR Act, and (b) use its commercially reasonable efforts to take, or cause to be taken, all other appropriate actions, and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain all Consents of Governmental Entities, if any, that are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions thereto and to procure in the name of Buyers, or effect the transfer to Buyers of, all permits (other than permits held directly by KJBC) that relate to, or are required in connection with the ownership and operation of the KJBC Assets and the Purchased Assets or in the conduct of the Combined Operations.

          8.3.2 Notice of Breaches. During the period between the signing of this Agreement by the parties hereto and Closing, Sellers, on the one hand, and Buyers, on the other hand, shall promptly notify the other in writing of all events, circumstances, facts and occurrences which (a) result in any breach of the notifying party’s covenants in this Agreement or which have the effect of making any of its representations or warranties in this Agreement untrue or incorrect; (b) will or are reasonably likely to prevent any of the conditions precedent set forth in Article IX from being satisfied; or (c) challenge the transactions contemplated hereby or the entry of the Bidding Procedures Order or the Sales Order. Sellers shall promptly notify Buyers of the commencement of any investigation, inquiry or review by any Governmental Entity with respect to the KJBC Operations or the Gramercy Operations or if any such investigation, inquiry or review, to the knowledge of either Seller, becomes contemplated.

     8.4 Bankruptcy Court Approval.

          8.4.1 Sales Process and Approval Motion. Sellers shall file a motion in substantially the form attached hereto as Exhibit G (the “Sales Process and Approval Motion”) with the Bankruptcy Court seeking, among other things, (i) the entry of an order of the Bankruptcy Court (the “Bidding Procedures Order”) that approves the Bidding and Auction Procedures, and (ii) the entry of an order of the Bankruptcy Court that authorizes the sale of the Purchased Assets to the Prevailing Bidder in the event of an Auction or to Buyers without conducting an Auction if no Qualified Bid is received. Seller shall file the Sales Process and Approval Motion with the Bankruptcy Court as promptly as practicable on or after the date hereof, subject to first obtaining a written statement of counsel for the UCC indicating that the UCC supports the filing of the Sales Process and Approval Motion; provided, however, that such written statement of counsel for the UCC may reserve the right of the UCC to make a contingent objection if (i) KJBC Buyer shall have not obtained GOJ Approval or (ii) Gramercy Buyer has not agreed with the USWA regarding a New Labor Agreement, in each case, prior to the objection deadline related to the entry of the Bidding Procedures Order.

          8.4.2 Hearing for the Bidding Procedures Order. Promptly after the filing of the Sales Process and Approval Motion, Sellers shall use their commercially reasonable efforts to obtain a hearing (the “Bidding Procedures Hearing”) on the entry of the Bidding Procedures Order at the earliest permissible date on which the Bankruptcy Court has previously scheduled an omnibus hearing in the Bankruptcy Case and will hear the matter after expiration of the applicable notice period, which notice period shall not be less than 35 calendar days, unless a shorter period is approved by the Bankruptcy Court. Promptly after obtaining such hearing date, Sellers shall give notice of the Sales Process and Approval Motion and the Bidding Procedures Hearing as and when required by applicable provisions of the Bankruptcy Laws and orders of the Bankruptcy Court. Sellers shall promptly, but in any event within 48 hours of giving such notice, deliver to Buyers a copy of that notice, and Sellers shall provide Buyers with copies of any and all objections or other Bankruptcy Pleadings related to the entry of the Bidding Procedures Order promptly after Sellers’ receipt thereof. Sellers shall use their commercially reasonable efforts to obtain the prompt entry of the Bidding Procedures Order.

     8.5 Sales Order; Cooperation.

          8.5.1 Sales Order. If, in accordance with the Bidding and Auction Procedures, Buyers are determined to be the Prevailing Bidder, Sellers shall use their commercially reasonable efforts to obtain a hearing (the “Sales Hearing”) on the entry of an order of the Bankruptcy Court (the “Sales Order”) authorizing and approving the sale to Buyers of the Purchased Assets (on the terms set forth in this Agreement or such improved terms as Buyers may have offered in any Auction or otherwise pursuant to the Bidding and Auction Procedures) on the first day that the Bankruptcy Court is available to hold such hearing on or after July 19, 2004. The Sales Order shall be in the form attached hereto as Exhibit H, with such changes as shall be reasonably acceptable to Buyers. Sellers shall provide Buyers with copies of any and all objections or other Bankruptcy Pleadings related to the entry of the Sales Order promptly after Sellers’ receipt thereof. If, in accordance with the Bidding and Auction Procedures, Buyers are determined to be the Prevailing Bidder, Sellers shall use their commercially reasonable efforts to obtain to prompt approval and entry of the Sales Order.

          8.5.2 Cooperation. If, in accordance with the Bidding and Auction Procedures, Buyers are determined to be the Prevailing Bidder, (a) Sellers shall actively support, not oppose, not object to, and use their commercially reasonable efforts to seek and obtain the approval of the Sales Order by the Bankruptcy Court, and (b) without limiting the foregoing, Sellers shall cooperate with Buyers and their representatives in connection with seeking entry of the Sales Order. Buyers shall use commercially reasonable efforts to assist Sellers with responding to, and providing evidence with respect to, objections or challenges to the transactions contemplated by this Agreement. In the event that there is an Auction and Buyers are not the Prevailing Bidder, Buyers acknowledge and agree that the sale of the Purchased Assets by Sellers to the Prevailing Bidder may be consummated as contemplated by the Bidding and Auction Procedures, whereupon Buyers’ sole right will be to receive the Termination Fee as contemplated by Section 10.3. Seller acknowledges that (a) Buyers’ agreement that the Auction shall be conducted in accordance with the Bidding and Auction Procedures does not constitute the agreement of Buyers or their direct or indirect shareholders that the assignment to and assumption by persons selected as Eligible Participants of contracts for the sale of alumina from Sellers to such shareholders would involve adequate assurance to such shareholders of performance of such contracts as required by Section 365 of the Bankruptcy Code and (b) Buyers shall not be deemed to have waived their right to receive adequate assurance of performance as required by Section 365 of the Bankruptcy Code by virtue of Buyers’ right to receive the Termination Fee.

     8.6 Public Announcements. Buyers, on the one hand, and Sellers, on the other hand, shall provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to obtaining each other’s consent, except as may be required by applicable Law or by the Bankruptcy Court. In the event a press release or public statement is required by applicable Law or by the Bankruptcy Court, Buyers, on the one hand, or Sellers, on the other hand, shall nevertheless consult with the other parties prior to issuing such press release or making such public announcement if reasonably practicable.

     8.7 Tax Matters.

          8.7.1 Cooperation. Buyers, on the one hand, and Sellers, on the other hand, shall (a) provide each other, upon request, with any assistance that may reasonably be requested by any of them in connection with the preparation of any Tax Return (including those contemplated by Section 8.7.5(a)), audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (b) provide each other, upon request, with any records or other information in their respective possession that may be relevant to that Tax Return, audit, examination or proceeding, (c) provide each other with any final determination of any such audit, examination or proceeding that affects any amount required to be shown on any Tax Return of the other for any period, and (d) use their commercially reasonable efforts, upon request, to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyers, on the one hand, and Sellers, on the other hand, shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all records or information that may be relevant to Tax Returns filed by the other party for all Tax periods or portions thereof ending before or including the Effective Time.

          8.7.2 Treatment of Payments. Sellers and Buyers agree to treat all payments made under Section 3.3 and Article XI as purchase price adjustments for Tax purposes, unless otherwise required by Law.

          8.7.3 Tax Elections. From and after the date of this Agreement, Sellers shall not without the prior written consent of Buyers (which consent may not be unreasonably withheld) make, or cause or permit to be made, any Tax election not consistent with prior practices that could be reasonably expected to result in an increase in either Buyers’ or KJBC’s Tax obligations or to have a Material Adverse Effect.

          8.7.4 Allocation of Taxes. In the case of any Tax payable with respect to a taxable period that begins before the Effective Time and ends after the Effective Time, the portion of any such Tax that is allocable to the ownership or use of the Purchased Assets or the operation of the Combined Operations prior to the Effective Time:

               (a) in the case of Taxes that are either (x) based upon or related to income, receipts, production, shipments or similar items or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement governed by Section 12.4), shall be deemed equal to the amount which would be payable if the taxable period ended on the Effective Time; and

               (b) in the case of Taxes imposed on a periodic basis shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Effective Time and the denominator of which is the number of calendar days in the entire taxable period.

          8.7.5 Tax Returns and Payments.

               (a) From the date of this Agreement through and after the Effective Time, Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Purchased Assets and the Combined Operations that are due on or before or relate to any taxable period ending on or before the Effective Time. Buyers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared or so furnished) in a timely manner all Tax Returns (excluding those of Sellers) relating to the Purchased Assets and the Combined Operations for any taxable period that begins prior to the Effective Time and ends after the Effective Time and that are not yet filed. The Tax Returns described in the preceding two sentences, and the Tax Returns of the Sellers insofar as they relate to the Purchased Assets and the Combined Operations, shall be prepared in a manner consistent with past practices or in accordance with KBC’s new Jamaican fiscal regime effective beginning January 1, 2003, provided that such Tax Returns may be prepared in a manner not consistent with past practices, but only to the extent that preparation in such a manner does not materially and adversely affect the non-filing party. Buyers shall prepare and file or cause to be prepared and filed all Tax Returns with respect to any taxable period relating to the Purchased Assets and the Combined Operations for any taxable period that begins after the Effective Time. No Tax Return relating to the Purchased Assets or the Combined Operations covering any period (a) ending on or before the Effective Time or (b) beginning before the Effective Time and ending after the Effective Time shall be amended by Buyers without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

               (b) With respect to any Tax Return required to be filed by Buyers with respect to the Purchased Assets or the Combined Operations and as to which an amount of Tax is allocable to the other party under Section 8.7.4, Buyers shall provide Sellers and their authorized representatives with a copy of such completed Tax Return and a statement setting forth the amount of Tax shown on such Tax Return that is so allocable to Sellers, together with appropriate supporting information and schedules at least 30 calendar days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Sellers and their authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Sellers and Buyers agree to consult and resolve in good faith any issue arising out of the review of any such Tax Return. In the event the parties are unable to resolve any dispute within 15 calendar days following the delivery of such Tax Return by Buyers to Sellers, Sellers and Buyers shall submit the items remaining in dispute to the Independent Auditor to be chosen as provided by Section 3.4. The decision of the Independent Auditor shall be final and binding on the parties. The fees and expenses of the Independent Auditor will be borne equally by Buyers, on the one hand, and Sellers, on the other hand. The Independent Auditor shall make any such determination no later than five calendar days before the Tax Return is due.

          8.7.6 Contests. Inquiries, claims, assessments, audits or similar events with respect to Taxes for which the Sellers may be liable under Article XI shall be governed in accordance with the procedures set forth in Section 11.5.

     8.8 KBC Employees.

          8.8.1 Employment Offers for KBC Represented Employees. As of the Effective Time, KJBC Buyer shall offer employment to all of the individuals who are employees of KBC (including employees on sick leave, short or long term disability or leave of absence due to work related injury or illness) as of the Effective Time and covered by a KBC Labor Agreement (the “KBC Represented Employees”). The offer for each such KBC Represented Employee shall be for pay and benefits satisfying KJBC Buyer’s obligations under this Section 8.8.

          8.8.2 Employment Offers for Non-Represented KBC Employees. As of the Effective Time, KJBC Buyer in its sole discretion may offer employment to any or all of the individuals who are employees of KBC (including temporary and part time employees, employees of Kaiser who have been seconded to KBC and employees on sick leave, short or long term disability or leave of absence due to work related injury or illness) not covered by a KBC Labor Agreement (the “Other KBC Employees” and together with the KBC Represented Employees, the “KBC Employees”) as of the Effective Time. The terms of the offer, if any, for each such Other KBC Employee shall be determined in the sole discretion of KJBC Buyer.

          8.8.3 KBC Labor Agreements and Pension Plans. As of the Effective Time, KJBC Buyer shall assume (a) the KBC Labor Agreements and (b) each KBC Plan for the benefit of KBC Employees and provide benefits to the KBC Represented Employees in compliance with the KBC Labor Agreements and KBC Plans, as applicable, and the requirements of applicable Laws. If the KBC Pension Plans are underfunded by more than $2,000,000 as of the Effective Time, as determined under Statement of Financial Accounting Standards No. 132 utilizing the assumptions outlined on Schedule 8.8.3, consistently applied, then KBC shall pay KJBC Buyer any such underfunded amount in excess of $2,000,000 promptly after the amount of underfunding is determined.

          8.8.4 Benefits Maintenance for KBC Represented Employees. Commencing as of the Effective Time and continuing until expiration of the applicable KBC Labor Agreement, KJBC Buyer shall provide base pay, incentive compensation and employee benefits to each KBC Represented Employee that are comparable in the aggregate to the base pay, incentive compensation and employee benefits provided by KBC to such KBC Represented Employees immediately prior to the Effective Time.

          8.8.5 No Employment Guarantee. Except as otherwise provided in this Section 8.8, nothing contained herein shall be deemed to be a commitment on the part of KJBC Buyer or KJBC to provide employment to any KBC Represented Employee for any period of time.

          8.8.6 No Prohibition on Amendment of Plans. Except as otherwise provided in this Section 8.8, nothing contained herein shall be deemed to prevent KJBC Buyer or KJBC from amending or terminating any KBC Plan in accordance with its terms.

          8.8.7 Elimination of Severance and Redundancy Obligations.

               (a) KBC and KJBC Buyer shall cooperate to reduce or eliminate to the fullest extent possible any severance or redundancy liability arising as a result of the migration of the KBC Employees from KBC to KJBC Buyer. Without limiting the generality or effect of the foregoing, KBC and KJBC Buyer will cooperate in the preparation and delivery to the KBC Employees as promptly as practicable of an appropriate joint notice of the termination of employment by KBC and the offer of employment by KJBC Buyer as of the Effective Time.

               (b) To the extent a KBC Employee has received an appropriate joint notice of the termination of employment by KBC and the offer of employment by KJBC Buyer but cannot be terminated by KBC as of the Effective Time without resulting in severance or redundancy liability because the applicable notice period has not then expired, nothing in this Agreement shall constitute a termination of such KBC Employee prior to the expiration of such notice period. In such circumstances, KBC and KJBC Buyer shall cooperate in any reasonable and lawful arrangement designed to provide the services of the affected KBC Employee to KJBC Buyer during the period between the Effective Time and the expiration of the applicable notice period. KJBC Buyer shall be responsible for paying base pay, incentive compensation and employee benefits to be provided to such KBC Employee during the period between the Effective Time and the expiration of the applicable notice period. Upon expiration of the applicable notice period, the employment of such KBC Employee with KBC shall terminate and such KBC Employee may accept the offer of employment by KJBC Buyer.

     8.9 Seller Employees.

          8.9.1 Employment Offer to Seller Employees. KJBC Buyer may, in its sole discretion, offer employment to any one or more of the individuals listed on Schedule 8.9.1 (the “Seller Employees”). Within 45 calendar days after the date of this Agreement, KJBC Buyer shall deliver to Sellers a notice listing each Seller Employee to which KJBC Buyer intends to make an offer of employment and the terms of such offer. The terms of the offer, if any, for each such Seller Employee shall be determined in the sole discretion of KJBC Buyer.

          8.9.2 Release of Seller Employees; No Solicitation. Kaiser shall release from any and all employment obligations to or from Kaiser, any Seller Employee who accepts an offer made by KJBC Buyer, and for two years following the Effective Time, no Seller nor any of their Affiliates shall, directly or indirectly, on its own behalf or otherwise, solicit or make any offer of employment or otherwise offer any incentive to any Seller Employee who is hired by KJBC Buyer or to any Seller Employee to leave the employ of KJBC Buyer or KJBC while such person remains an employee of KJBC Buyer or KJBC; provided, however, that the foregoing shall not apply to any such Seller Employee who (a) initiates discussions regarding such employment without any direct or indirect solicitation by either Seller or any of their Affiliates, or (b) responds to any public advertisement placed by either Seller or any of their Affiliates.

     8.10 Gramercy Employees.

               8.10.1 Employment Offers to Gramercy Salaried Employees. Gramercy Buyer may, in its sole discretion, offer employment to any one or more of the individuals listed on Schedule 8.10.1 (the “Gramercy Salaried Employees”). Within 45 calendar days after the date of this Agreement, Gramercy Buyer shall deliver to Sellers a notice listing each Gramercy Salaried Employee to which Gramercy Buyer intends to make an offer of employment and the terms of such offer. The terms of the offer, if any, for such Gramercy Salaried Employee shall be determined in the sole discretion of Gramercy Buyer.

               8.10.2 Release of Gramercy Salaried Employees; No Solicitation. Kaiser shall release from any and all employment obligations to or from Kaiser, any Gramercy Salaried Employee who accepts an offer made by Gramercy Buyer, and for two years following the Effective Time, no Seller nor any of their Affiliates shall, directly or indirectly, on its own behalf or otherwise, solicit or make any offer of employment or otherwise offer any incentive to any Gramercy Salaried Employee who is hired by Gramercy Buyer or to any Gramercy Salaried Employee to leave the employ of Gramercy Buyer while such person remains an employee of Gramercy Buyer; provided, however, that the foregoing shall not apply to any such Gramercy Salaried Employee who (a) initiates discussions regarding such employment without any direct or indirect solicitation by either Seller or any of their Affiliates, or (b) responds to any public advertisement placed by either Seller or any of their Affiliates.

               8.10.3 Collective Bargaining. Gramercy Buyer may engage in discussions with the United Steelworkers of America AFL-CIO (the “USWA”) regarding a new collective bargaining agreement (a “New Labor Agreement”) that would cover employees represented by the USWA and employed at the Gramercy site (the “Gramercy Represented Employees”) from and after the Effective Time. As of the Effective Time, Gramercy Buyer shall offer the Gramercy Represented Employees as of the Effective Time employment, pay and benefits in accordance with the New Labor Agreement.

               8.10.4 Form W-2. Pursuant to the “Alternative Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (a) Gramercy Buyer and Kaiser shall report on a predecessor/successor basis set forth therein, (b) Kaiser shall be relieved from filing a Form W-2 with respect to each Gramercy Employee, and (c) Gramercy Buyer shall undertake to file (or cause to be filed) a Form W-2 for each Gramercy Employee for the year that includes the Closing Date (including the portion of such year that such Gramercy Employee was employed by Kaiser). Kaiser shall provide Gramercy Buyer on a timely basis with all payroll and employment-related information with respect to each Gramercy Employee.

               8.10.5 No Employment Guarantee. Nothing contained in this Section 8.10 shall be deemed to be a commitment on the part of Gramercy Buyer to provide employment to any Gramercy Employee for any period of time.

               8.10.6 WARN Act. For a period of 90 days upon and after the Effective Time, Gramercy Buyer shall not cause any of the Gramercy Employees to suffer “employment loss” for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, and related regulations (the “WARN Act”), if such employment loss would create any liability under the WARN Act for Kaiser or any of its Affiliates.

     8.11 Plan of Reorganization. Sellers shall take such actions as are necessary to provide that their plan of reorganization or plan of liquidation in conjunction with the Bankruptcy Cases will not alter the rights and obligations of the parties under this Agreement, or affect the validity and continuing force and effect of this Agreement.

     8.12 Financial Statements. Sellers will cause to be prepared, upon Buyers’ request, (a) consolidated statements of income and cash flows for the Combined Operations for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 and consolidated balance sheets for the Combined Operations as of December 31, 2002 and December 31, 2003, in each case audited by Kaiser’s certified public accountants and (b) unaudited consolidated statements of income and cash flows and a balance sheet for the Combined Operations as of and for an interim period (to be specified by Buyers) ended on or prior to the Closing Date; provided that Sellers shall have first received a written undertaking from Buyers (in form and substance reasonably acceptable to Sellers) that Buyers shall promptly reimburse Sellers for all costs and expenses related to the preparation of such financial statements. If requested by a shareholder of either Buyer, Sellers will use reasonable efforts to cause their auditors to consent to the inclusion of the audited financial statements described in clause (a) of this Section 8.12 in the filings of a shareholder of either Buyer with the Securities and Exchange Commission; provided, however, Sellers shall not be required to incur any out-of-pocket expense with respect to their efforts to obtain such consent.

     8.13 Insurance. Prior to the Effective Time, Kaiser shall maintain, and cause KBC to maintain, all insurance policies and self-insurance arrangements currently in effect with respect to the Gramercy Operations and the KJBC Operations, respectively. Buyers acknowledge that Kaiser and its Affiliates intend to terminate coverage with respect to KJBC, the KJBC Operations, the Gramercy Site and the Gramercy Operations under all KJBC Listed Insurance Policies and Gramercy Listed Insurance Policies held by Kaiser or any of its Affiliates (other than KJBC) for periods from and after the Effective Time. To the extent any such termination of insurance coverage results in a refund of insurance premiums to KJBC (either directly or indirectly), Buyers shall cause KJBC to pay to Sellers the entire amount of such refund promptly upon receipt thereof.

     8.14 Confidential Information. Without the prior written consent of Buyers, Sellers shall not (a) for a period of three years following the Effective Time, reveal or make accessible to any Person any confidential information relating to the Combined Operations or (b) for a period of three years following the date of this Agreement, reveal or make accessible to any Person any confidential information relating to either Buyer (or any Affiliate of either Buyer), including confidential information prepared or developed by the Buyers in connection with the negotiation of this Agreement and the transactions contemplated hereby (“confidential information”). For purposes of this Section, the term “confidential information” shall not include information (a) which is already available to the public or becomes available to the public other than as a result of a breach of this Section 8.14, (b) which is the proprietary information of either Seller, or (c) which is used by either Seller or any of their Affiliates in conjunction with any of its or their respective businesses, including the operations conducted at the alumina refinery owned by Queensland Alumina Limited in Queensland, Australia; provided that information relating exclusively to KJBC and which is not already available to the public shall be included in the term “confidential information” until such time as such information becomes available to the public other than in breach of this Section 8.14. Notwithstanding the foregoing, Sellers may disclose such confidential information to the extent permitted by Section 8.2 or required to comply with any valid or effective subpoena or order issued by a Governmental Entity, with applicable Law or with any requirement of any exchange upon which the securities of either of the Sellers or any of their Affiliates are traded; provided that in the event either Seller receives any such request or demand to disclose all or any part of the confidential information, such Seller shall promptly notify Buyers of the existence and terms of such request or demand, and, at Buyers’ request and expense, shall cooperate with Buyers to obtain a protective order or other appropriate remedy to maintain the confidentiality of such information; and, provided further, if such Seller is required to disclose confidential information for any such reason, such Seller shall disclose only such portion thereof which, in the opinion of its legal counsel, it is legally required to disclose, and shall use its commercially reasonable efforts to obtain confidential treatment of such disclosed information. Nothing contained in this Agreement, including this Section 8.14, shall preclude any Seller or any Affiliate of any Seller from disclosing confidential information (a) to the Bankruptcy Court or any court in which appeals or other applications for review of orders or judgments of such Bankruptcy Court may be made so long as the disclosure made to the court is filed under seal or is otherwise disclosed to the court only after the implementation of appropriate court measures (such as in camera proceedings) to ensure that the confidential information so disclosed will remain confidential, (b) to members of the statutory committee of unsecured creditors appointed in the Bankruptcy Cases (the “UCC”), to members of the statutory committee of asbestos claimants appointed in the Bankruptcy Cases (the “ACC”), to the legal representative of the class of future asbestos personal injury claimants appointed in the Bankruptcy Cases (the “Futures Representative”), to advisers to the UCC, the ACC or the Futures Representative, in each case, so long as they are contractually obligated to any Seller or any Affiliate of any Seller to keep confidential any such confidential information.

     8.15 Gramercy Environmental Conditions.

          8.15.1 Scheduled Environmental Conditions. Schedule 8.15.1 specifies the sites at the Gramercy Site comprising the “Gramercy Scheduled Environmental Conditions.” Gramercy Buyer shall take the actions indicated on Schedule 8.15.1 with respect to each of the Gramercy Scheduled Environmental Conditions, including obtaining a NFA designation for sites 1 through 4 as listed on Schedule 8.15.1. Gramercy Buyer shall have no obligation, however, with regard to any other environmental conditions at the Gramercy Site, including any Pre-Closing Environmental Release, except as set forth on Schedule 8.15.1 or otherwise provided in Section 8.17 in connection with Gramercy Buyer’s efforts to obtain the BFPP letter.

          8.15.2 Environmental Escrow Agreement. At or prior to Closing, Kaiser, Gramercy Buyer and the Environmental Escrow Agent shall execute and deliver the Environmental Escrow Agreement. At Closing, $2,500,000 (the “Environmental Deposit”) of the Estimated Purchase price shall be deposited with the Environmental Escrow Agent as contemplated by the Environmental Escrow Agreement. Application of the Environmental Deposit shall be governed by the terms and provisions of the Environmental Escrow Agreement.

          8.15.3 Environmental Insurance. Gramercy Buyer acknowledges that Kaiser intends to purchase an insurance policy (the “PLL Policy”), to be effective as of the Effective Time naming Gramercy Buyer as the named insured and Kaiser as an additional insured and having a deductible of up to $100,000 per occurrence, covering third party claims for personal injury or property damage relating to, or asserting a legal duty to perform an investigation or remediation of all Gramercy environmental conditions, whether known or unknown. Coverage shall be effective for the sites listed as 1 through 4 on Schedule 8.15.1 from and only after the time at which Gramercy Buyer obtains an NFA designation with respect to those sites. Kaiser shall use commercially reasonable efforts in obtaining the PLL Policy with terms and conditions reasonable acceptable to Kaiser but obtaining a PLL Policy shall not be a condition of Closing. Kaiser shall give Gramercy Buyer full access to the insurer during the application process and shall make full disclosure to insurer of all environmental conditions known to Kaiser and shall allow Gramercy Buyer the opportunity to make full disclosure to the insurer of all environmental conditions known to Gramercy Buyer. Kaiser shall pay the premium. To the extent that a claim is made under the PLL Policy by either party, Gramercy Buyer shall be responsible for the payment of the deductible, which deductible shall be paid from the Environmental Deposit to the extent available.

          8.15.4 Release. Buyers forever release and discharge the Sellers from all claims, including contribution claims, Buyers would otherwise have against Sellers for Losses resulting from or arising out of Environmental Laws and relating to any environmental conditions at the Gramercy Site (excluding any Pre-Closing Environmental Release), whether known or unknown. The foregoing release shall be without prejudice to (a) any rights which Buyers may have not to proceed with Closing under this Agreement, and (b) any rights or claims which Kaiser or Gramercy Buyer may have under the PLL Policy.

     8.16 Demolition of La Roche Site. As of the Effective Time, Gramercy Buyer shall assume the La Roche Demolition Contract.

     8.17 Procurement of BFPP Letter.

          8.17.1 Kaiser Assistance. Gramercy Buyer may engage in discussions with LDEQ in an effort to obtain a BFPP Letter and Kaiser shall assist and cooperate with such effort to the extent reasonably requested by Gramercy Buyer. Gramercy Buyer (or any Person on behalf of Gramercy Buyer) may not engage, however, in any additional sampling or testing at the Gramercy Site or the installation of new monitoring wells at the Gramercy Site whether requested by LDEQ or otherwise, without the prior written consent of Kaiser (such consent not to be unreasonably withheld). Notwithstanding the foregoing Gramercy Buyer (or any person on behalf of Gramercy Buyer) may, without the prior written consent of Kaiser, engage in additional sampling or testing at the Gramercy Site with respect to Gramercy Scheduled Environmental Conditions, to further characterize or delineate, at the request of LDEQ, a particular Gramercy Scheduled Environmental Condition.

          8.17.2 Gramercy Environmental History. Gramercy Buyer, in connection with its efforts to obtain the BFPP Letter, shall inform the LDEQ of all Gramercy Scheduled Environmental Conditions, including those conditions for which NFA designation has previously been obtained. As part of its submittal to LDEQ, Gramercy Buyer shall provide LDEQ a Phase I environmental survey that describes the environmental history of the Gramercy Site known to Gramercy Buyer.

          8.17.3 Coordination with Kaiser. Reasonably in advance of any substantive discussions between Gramercy Buyer and LDEQ or the provision of any written materials by Gramercy Buyer to LDEQ, including a Phase I environmental survey, Gramercy Buyer shall notify Kaiser of the planned discussions or submissions and the subject matter thereof, including proposed sampling plans and protocols, and provide Kaiser with an opportunity to share its views with Gramercy Buyer. Promptly (and, in any event, within 24 hours following) any substantive discussions between Gramercy Buyer and LDEQ regarding the BFPP Letter, Gramercy Buyer shall notify Kaiser of such discussions and describe to Kaiser the substance of such discussions in reasonable detail. All costs and expenses associated with the effort to obtain the BFPP Letter shall be borne by Gramercy Buyer, and Gramercy Buyer shall promptly, upon written request, reimburse Kaiser for any reasonable out-of-pocket costs or expenses incurred by Kaiser in connection with any request by Gramercy Buyer for cooperation and assistance in connection with the effort to obtain the BFPP Letter. Upon request by Kaiser, Gramercy Buyer shall promptly inform Kaiser with respect to the progress and status of Gramercy Buyer’s efforts to obtain a NFA designation for Sites 1 through 4 as listed on Schedule 8.15.1.

          8.17.4 LDEQ Approval. Gramercy Buyer shall use commercially reasonable efforts to obtain the approval of the LDEQ , before the Effective Time, of Gramercy Buyer’s BFPP proposal and the reasonable steps contained therein and listed on Schedule 8.15.1, which reasonable steps Gramercy Buyer shall perform at its sole expense. To the extent that Gramercy Buyer obtains the BFPP Letter, it shall further perform at its sole cost and expense any action which may be required by LDEQ as a condition of issuing the BFPP Letter.

          8.17.5 Alternative Measures. If Gramercy Buyer does not obtain the BFPP Letter, Gramercy Buyer shall commence at its own expense, within 90 calendar days after Closing, the appropriate regulatory process to obtain a NFA designation under the LDEQ’s Risk Evaluation/Corrective Action Program, for sites 1 through 4 as listed on Schedule 8.15.1 and shall comply with Section 8.18 of this Agreement but shall not be obligated to perform other steps with respect to the other Gramercy Scheduled Environmental Conditions except as provided in Schedule 8.15.1.

     8.18 LDEQ Compliance. Gramercy Buyer acknowledges that Kaiser maintains spent bauxite, or “red mud,” and other solid-wastes in various impoundments and facilities situated on the Gramercy Site and that Kaiser is required to demonstrate financial responsibility for liability coverage, closure and post-closure for all such facilities, as specified in LAC 33:VII.727.A.1 and A.2. Prior to Closing, Kaiser and Gramercy Buyer will cooperate in securing LDEQ’s consent to the substitution of Gramercy Buyer for Kaiser for all purposes under the these requirements, effective as of the Effective Time. In connection therewith, Gramercy Buyer shall provide to LDEQ as promptly as practicable (and, in any event within 30 days) after the Effective Time (a) the required proof of financial assurance for the solid waste facilities at the Gramercy Site, as required by LAC 33:VII.727.A.1 and A.2, and (b) the information required in LAC 33:I.1701, and Gramercy Buyer shall use commercially reasonable efforts to cause LDEQ to release Kaiser’s existing demonstration of financial assurance as promptly as practicable.

     8.19 Trade Names. To the extent the “Kaiser” or “Kaiser Jamaica Bauxite Company” names (the “Retained Names”) appear on (a) any plant, building or equipment, or (b) any stationary, business forms, packaging, container, sign or other property (real or personal) included in the Purchased Assets, Kaiser grants, and/or confirms the grant by its Affiliates of, a royalty free license to Buyers to use the Retained Names on such Purchased Assets until removal can be effected from such Purchased Assets or until such materials are used and exhausted (provided any such stationary or business forms so utilized are marked or stickered so as to clearly indicate that the Buyers and KJBC are not affiliated with Kaiser); provided that Buyers shall use reasonable efforts in a timely fashion to effect obliteration of the Retained Names from all Purchased Assets and, in any event, cease using the Retained Names no later than six months after Closing. Nothing contained in this Section 8.19 shall preclude the use of the name “Gramercy” by Buyers.

     8.20 Name Change. KJBC Buyer shall, within 30 days following the Effective Time, deliver to Seller evidence of an amendment to the Partnership Agreement to change its name from Kaiser Jamaica Bauxite Company to a name which is not deceptively similar to “Kaiser Jamaica Bauxite Company” or “Kaiser.” KJBC shall, within 60 days following the Effective Time, take such actions and file such documents as shall be necessary to reflect such name change in all jurisdictions in which KJBC is qualified to do business as a foreign corporation, and shall deliver to Sellers copies of such documents evidencing such name change filings.

     8.21 Further Assurances. From time to time after the Effective Time, without further consideration, the parties shall cooperate with each other and shall execute and deliver such documents and instruments and do such other commercially reasonable acts and things, as may be reasonably necessary for the purpose of carrying out the intent of this Agreement. Without limiting the generality of the foregoing, the parties shall cooperate to procure any Consents that are required to be obtained in connection with the transactions contemplated hereby, and which have not been obtained prior to Closing.

ARTICLE IX
CONDITIONS TO CLOSING

     9.1 Conditions to the Obligations of Each Party. The obligations of each Buyer and each Seller to consummate the Transfer of the Purchased Assets are subject to the satisfaction of the following conditions:

          9.1.1 No Injunction. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree issued by any Governmental Entity having proper jurisdiction, the effect of which prohibits Closing.

          9.1.2 HSR. Any applicable waiting period under the HSR Act shall have expired or been terminated.

          9.1.3 Third Party Consents. The Consents identified on Schedule 9.1.3 shall have been obtained.

          9.1.4 Bankruptcy Court Approval. The Sales Order shall have been entered and not been vacated, and no stay of the Sales Order pending appeal shall have been entered.

          9.1.5 Consent Under DIP Facility. Sellers shall have received all Consents required under the DIP Facility.

     9.2 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the Transfer of the Purchased Assets is subject to the satisfaction (or written waiver by Sellers) of each of the following further conditions:

          9.2.1 Compliance by Buyers. Each Buyer shall have performed and complied, in all material respects, with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing, and Sellers shall have received a certificate signed by an executive officer of such Buyer to the foregoing effect.

          9.2.2 Accuracy of Buyers’ Representations. The representations and warranties of each Buyer contained in this Agreement that are qualified as to materiality shall be true in all respects, and those that are not so qualified shall be true in all material respects, at and as of the Effective Time as if made at and as of that time (other than representations and warranties made as of a specific time or date which will speak at and as of that specific time or date), and Sellers shall have received a certificate signed by an executive officer or other comparable authorized representative of such Buyer to the foregoing effect.

          9.2.3 Assumption Documents. Buyers shall have executed and delivered such Assumption Documents as Sellers reasonably request, each of which shall be in form and substance reasonably satisfactory to Sellers.

          9.2.4 Payment of Purchase Price. Buyers shall have paid, via wire transfer of immediately available funds (a) to an account or accounts designated by Sellers, cash in an amount equal to the Estimated Purchase Price less (i) the amount of the Deposit (including the deduction of any Fees (as defined in the Escrow Agreement)) as of the close of business on the last business day immediately preceding the Closing Date and (ii) the amount of the Environmental Deposit, and (b) to the Environmental Escrow Agent, cash in an amount equal to the Environmental Deposit as contemplated by the Environmental Escrow Agreement, and the Escrow Agent shall have distributed the Deposit to Sellers in accordance with the Escrow Agreement.

          9.2.5 Resolutions of Buyers. Sellers shall have received from each Buyer a copy of the resolutions adopted by its Managers or Directors (as appropriate) approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the secretary, assistant secretary or other authorized representative of such Buyer.

     9.3 Conditions to the Obligations of Buyers. The obligation of Buyers to consummate the Transfer of the Purchased Assets is subject to the satisfaction (or written waiver by Buyers) of each of the following further conditions:

          9.3.1 Compliance by Sellers. Each Seller shall have performed and complied, in all material respects, with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing, and Buyers shall have received a certificate signed by an executive officer of such Seller to the foregoing effect.

          9.3.2 Accuracy of Each Seller’s Representations. The representations and warranties of each Seller contained in this Agreement that are qualified as to materiality shall be true in all respects, and those that are not so qualified shall be true in all material respects, at and as of the Effective Time as if made at and as of that time (other than representations and warranties made as of a specific time or date which will speak at and as of that specific time or date), and Buyers shall have received a certificate signed by an executive officer of such Seller to the foregoing effect.

          9.3.3 Transfer Documents. Each Seller shall have executed and delivered Transfer Documents, together with certificates of title or other appropriate documentation for unregistered lands, with respect to the KJBC Owned Real Property, in recordable form, and such other Transfer Documents as Buyers reasonably request, each of which shall be in form and substance reasonably satisfactory to Buyers; it being understood that, Sellers’ obligations to deliver Transfer Documents for the KJBC Owned Real Property shall be deemed satisfied notwithstanding Sellers’ failure to deliver Transfer Documents with respect to one or more parcels of KJBC Owned Real Property, provided that the failure to transfer legal title to such parcels of KJBC Owned Real Property, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          9.3.4 Environmental Escrow Agreement. Kaiser and the Environmental Escrow Agent shall have executed and delivered the Environmental Escrow Agreement, and the Environmental Escrow Agent shall have received the Environmental Deposit as contemplated thereby.

          9.3.5 No Material Adverse Change. Since the date of this Agreement, no event shall have occurred and no circumstances shall have come into existence that has had, or reasonably would be expected to have, a Material Adverse Effect.

          9.3.6 Sales Order. The Sales Order shall have become a Final Order.

          9.3.7 KBC Contracts and Gramercy Contracts. All defaults of Sellers under each KBC Contract and Gramercy Contract in existence as of Closing (other than defaults or breaches that arise solely from the filing of Sellers’ petitions to commence the Bankruptcy Cases) shall have been cured by Sellers, or Sellers shall have provided adequate assurance that any such defaults shall be promptly cured by Sellers (which defaults, as between Buyers and all parties to the KBC Contracts and Gramercy Contracts in existence as of Closing other than Sellers, shall for all purposes be deemed irrevocably cured by Sellers’ provision of adequate assurance).

          9.3.8 Resolutions of Sellers. Buyers shall have received from each Seller a copy of the resolutions adopted by its board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the corporate secretary of such Seller.

          9.3.9 Technology Licenses. Kaiser, KBC and KJBC Buyer shall have entered into a technology license agreement, in substantially the form attached hereto as Exhibit I, and Kaiser and Gramercy Buyer shall have entered into a technology license agreement, in substantially the form attached hereto as Exhibit J (together, the “Technology Licenses”).

          9.3.10 Alcan License. Gramercy Buyer shall have received an assignment, in form and substance reasonably satisfactory to Gramercy Buyer, of Kaiser’s rights under the License Agreement, dated May 16, 2000, by and between Kaiser and Alcan International Limited (the “Alcan License”).

          9.3.11 Property Taxes. Kaiser shall have made arrangements for the 2002 property tax liabilities of Kaiser described on Schedule 6.14.1 to be paid to the appropriate tax authorities of St. James Parish, Louisiana and St. John Parish, Louisiana contemporaneously with Closing and for any Lien related to such Taxes to be extinguished.

ARTICLE X
TERMINATION

     10.1 Termination.

          10.1.1 Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing by mutual written consent of Sellers and Buyers.

          10.1.2 Sellers Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing by Sellers upon written notice to Buyers,

               (a) if Closing has not occurred on or before September 30, 2004, so long as failure to close is not due to a material breach of this Agreement by Sellers;

               (b) so long as no Seller is then in material breach of any of its representations, warranties or covenants in this Agreement, if Buyers are in material breach of any of its representations, warranties or covenants contained in this Agreement and such breach shall be incapable of being cured, or if capable of being cured, shall not have been cured within 30 calendar days following delivery to Buyers of written notice of such breach (specifying in reasonable detail the claimed breach and demand of its cure or satisfaction);

               (c) if termination is directed pursuant to an order of the Bankruptcy Court;

               (d) if Buyers are the Prevailing Bidder, prior to entry of the Sales Order if the Sales Order has not been entered by (i) the date that is 30 calendar days after the date on which the Sales Hearing concludes or (ii) such later date as is agreed to in writing by the parties to this Agreement;

               (e) prior to receipt by Sellers of written evidence, in form and substance satisfactory to Sellers, that KJBC Buyer has obtained GOJ Approval, if, on or prior to the Pre-Hearing Termination Date, KJBC Buyer has not obtained GOJ Approval and Sellers have not received written evidence thereof in form and substance reasonably satisfactory to Sellers (provided that Sellers have given written notice to Buyers of their intention to terminate pursuant to this clause (e) at least three business days in advance of such termination);

               (f) prior to receipt by Sellers of written evidence, in form and substance reasonably satisfactory to Sellers, that Gramercy Buyer has agreed with the USWA regarding a New Labor Agreement (and such agreement has been ratified by the Gramercy Represented Employees), if, on or prior to the Pre-Hearing Termination Date, Gramercy Buyer has not agreed with the USWA regarding a New Labor Agreement (or such agreement has not been ratified by the Gramercy Represented Employees) and Sellers have not received written evidence thereof in form and substance reasonably satisfactory to Sellers (provided that Sellers have given written notice to Buyers of their intention to terminate pursuant to this clause (f) at least three business days in advance of such termination);

               (g) if on or prior to the Pre-Hearing Termination Date, Kaiser has not reached agreement with the USWA with respect to the release of Sellers from any obligations arising from or relating to the Gramercy Labor Agreement from and after the Effective Time with respect to employees represented by the USWA and employed at the Gramercy Site (the “Gramercy Exit Agreement”) (provided that Sellers may no longer exercise their rights of termination under this clause (g) after Kaiser has reached agreement with the USWA with respect to a Gramercy Exit Agreement);

               (h) if on or prior to the Pre-Hearing Termination Date, Sellers shall not have obtained from the applicable Governmental Entities of Jamaica agreement with respect to the release of Sellers from any obligations to such Governmental Entities arising from or relating to the operation of the KJBC Operations (the “GOJ Release”) from and after the Effective Time (provided that Sellers may no longer exercise their rights of termination under this clause (h) after Sellers have obtained the GOJ Release); or

               (i) if in accordance with the Bidding and Auction Procedures a Qualified Bidder submits the Prevailing Bid; it being expressly understood that, subject to clauses (h) and (i) of Section 10.1.3 and without prejudice to any other rights Buyers may have to terminate this Agreement if the transactions contemplated by the Prevailing Bid are subsequently abandoned and Sellers determine to consummate the sale of the Purchased Assets to Buyers, Buyers shall remain bound by the terms of this Agreement (including the Final Purchase Price set forth herein or the highest amount that Buyers bid at the Auction) until the delivery of a written termination notice in accordance with this Section 10.1.2.

Buyers hereby acknowledge that, as contemplated by the Bidding and Auction Procedures, in the circumstances contemplated by clause (i) of the immediately preceding sentence, (a) Sellers may, prior to any termination hereof, enter into agreements with respect to the Prevailing Bid, and (b) Sellers are not required to deliver a written termination notice to Buyers until the consummation of the transaction contemplated by the Prevailing Bid.

          10.1.3 Buyers Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing by Buyers, upon written notice to Sellers,

               (a) if Closing has not occurred on or before September 30, 2004, so long as the failure to close is not due to a material breach of this Agreement by Buyers;

               (b) so long as Buyers are not then in material breach of any of its representations, warranties or covenants contained in this Agreement, if Sellers are in material breach of any of their representations, warranties or covenants contained in this Agreement and such breach shall be incapable of being cured, or if capable of being cured, shall not have been cured within 30 calendar days following delivery to Sellers of written notice of such breach (specifying in reasonable detail the claimed breach and demand of its cure or satisfaction);

               (c) if Buyers are the Prevailing Bidder, (i) prior to conclusion of the Sales Hearing if the Sales Hearing has not concluded by (A) the date that is 90 calendar days after the date of this Agreement or (B) such later date as is agreed to in writing by the parties to this Agreement, or (ii) prior to entry of the Sales Order if the Sales Order has not been entered by (A) the date that is ten business days after the date on which the Sales Hearing concludes or (B) such later date as is agreed to in writing by the parties to this Agreement;

               (d) if termination is directed pursuant to an order of the Bankruptcy Court;

               (e) if on or prior to the Pre-Hearing Termination Date, (i) Gramercy Buyer has not obtained the BFPP Letter, (ii) KJBC Buyer shall not have obtained GOJ Approval, or (iii) Gramercy Buyer has not agreed with the USWA regarding a New Labor Agreement (or such agreement has not been ratified by the Gramercy Represented Employees); provided, that in the case of clause (e)(i) of this sentence, the Buyers must exercise their right of termination no later than the second business day following the Pre-Hearing Termination Date or it shall be irrevocably waived and, in the case of clauses (e)(ii) and (iii), respectively, the Buyers may no longer exercise their rights of termination after GOJ Approval has been obtained and a New Labor Agreement has been agreed to (and ratified by the Gramercy Represented Employees), respectively;

               (f) prior to the earlier of (i) receipt by Buyers of written evidence, in form and substance reasonably satisfactory to Buyers, that Kaiser has agreed with the USWA regarding a Gramercy Exit Agreement and (ii) waiver by Sellers of their right to terminate pursuant to clause (g) of Section 10.1.2, if, on or prior to the Pre-Hearing Termination Date, Kaiser has not agreed with the USWA regarding a Gramercy Exit Agreement and Buyers have not received evidence thereof in form and substance reasonably satisfactory to Buyers (provided that Buyers have given written notice to Sellers of their intention to terminate pursuant to this clause (f) at least three business days in advance of such termination);

               (g) prior to the earlier of (i) receipt by Buyers of written evidence, in form and substance reasonably satisfactory to Buyers, that Sellers have obtained the GOJ Release and (ii) waiver by Sellers of their right to terminate pursuant to clause (h) of Section 10.1.2, if, on or prior to the Pre-Hearing Termination Date, Sellers have not obtained the GOJ Release and Buyers have not received evidence thereof in form and substance reasonably satisfactory to Buyers (provided that Buyers have given written notice to Sellers of their intention to terminate pursuant to this clause (g) at least three business days in advance of such termination);

               (h) if in accordance with the Bidding and Auction Procedures (i) a Qualified Bidder submits the Prevailing Bid, (ii) at the Auction, Buyers make Election A, and (iii) the Bankruptcy Court enters an order approving the sale contemplated by the Prevailing Bid; or

               (i) if (i) in accordance with the Bidding and Auction Procedures (A) a Qualified Bidder submits the Prevailing Bid, (B) at the Auction, Buyers makes Election B, and (C) the Bankruptcy Court enters an order approving the sale contemplated by the Prevailing Bid and (ii) Closing has not occurred on or before the date that is 30 calendar days after entry of the Bankruptcy Court order approving the sale contemplated by the Prevailing Bid.

     10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement, except for the provisions of this Section 10.2 and Sections 8.14, 8.17.3 (the last sentence only), 10.3, 12.4, 12.5, 12.7, 12.8, and 12.11, will forthwith become null and void and have no effect, without any liability on the part of any party to this Agreement or their respective Affiliates. Nothing in this Article X will, however, relieve any party to this Agreement of liability for breach of this Agreement occurring prior to that termination, or for breach of any provision of this Agreement which specifically survives termination hereunder. Moreover, notwithstanding the termination of this Agreement, the Escrow Agreement shall remain in full force and effect in accordance with its terms, including with respect to the distributions of the escrow funds held thereunder. Nothing in this Agreement shall require that the Bankruptcy Court approve the termination of this Agreement in order for such termination to be effective.

     10.3 Termination Fee. Subject to the provisions of any order of the Bankruptcy Court, if (a) at the Auction Buyers make Election B or makes neither Election A nor Election B and this Agreement is terminated either by Sellers pursuant to clause (i) of the first sentence of Section 10.1.2 or by Buyers pursuant to clause (i) of Section 10.1.3 and (b) no later than 120 calendar days after the entry of the Bankruptcy Court order approving the sale contemplated by the Prevailing Bid in accordance with the Bidding and Auction Procedures such sale is consummated, then Sellers shall pay to Buyers promptly (and, in any event, within two business days) following such consummation of such transaction a fee of $1,050,000 (the “Termination Fee”).

ARTICLE XI
INDEMNIFICATION

     11.1 Survival of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND (INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY OR FITNESS OF THE PURCHASED ASSETS OR THE ASSETS OF KJBC FOR THEIR INTENDED PURPOSES OR ANY PARTICULAR PURPOSE), EXPRESSED OR IMPLIED, WITH RESPECT TO SELLERS, KJBC, THE COMBINED BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (a) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYERS OR THEIR REPRESENTATIVES RELATING TO THE FUTURE RESULTS OF OPERATIONS, CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT OF ANY OF THEM) OF KJBC OR THE COMBINED BUSINESS OR (b) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYERS OR THEIR REPRESENTATIVES REGARDING SELLERS, KJBC, THE COMBINED BUSINESS, THE PURCHASED ASSETS

OR THE ASSUMED LIABILITIES. The representations and warranties of the parties contained in this Agreement (or in any certificate delivered pursuant hereto) other than those contained in Section 5.22, Section 6.11 or Section 6.14 will expire 24 months after the Closing Date (the “General Termination Date”), except with respect to claims asserted with respect to those representations and warranties prior to the General Termination Date in which case they will survive until the resolution of those claims in accordance with this Article XI. The representations and warranties of the parties contained in Section 6.11 will expire at Closing (the “Environmental Termination Date”). The representations and warranties of the parties contained in Section 5.22 and Section 6.14 will expire 30 days after expiration of the applicable statutes of limitations on assessment of Taxes that would be indemnifiable by Sellers under this Agreement (the end of such period, the “Tax Termination Date” and together with the General Termination Date and the Environmental Termination Date, the “Termination Dates”). The covenants of the parties contained in this Agreement which by their terms require performance in whole or in part, after Closing will remain operative and in full force and effect without any time limitation, except as any such covenant is limited in duration by the express terms of this Agreement.

     11.2 Indemnification by Buyers. From and after Closing, Buyers shall indemnify, defend and hold Sellers and their Affiliates, and their respective directors, officers, partners, managers, members, representatives, employees and agents (collectively the “Sellers Indemnified Parties”), harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs, royalties, payments, license fees and expenses (including interest, penalties, attorneys’ fees, accounting fees and investigation costs) (collectively, “Losses”) resulting from or arising out of (a) any breach of any representation or warranty of Buyers contained herein or in any certificate delivered by Buyers pursuant hereto (provided that Sellers properly notify Buyers of the claim that a representation or warranty has been breached and that notice is given by Sellers in writing prior to the applicable Termination Date), (b) any breach of any covenant of Buyers contained herein (including those contained in Section 8.15.1), unless such breach occurred at or prior to Closing and was specified in the certificate delivered by Buyers pursuant to Section 9.2.1, (c) any of the Assumed Liabilities, or (d) the operation by Buyers of the Combined Operations or the ownership or use by Buyers of the Purchased Assets after Closing, except to the extent Sellers are obligated to indemnify Buyers with respect thereto.

     11.3 Indemnification by Sellers. From and after Closing, Sellers shall indemnify, defend and hold Buyers and their Affiliates, and their respective directors, officers, partners, managers, members, representatives, employees and agents (collectively, the “Buyer Indemnified Parties”), harmless from and against any and all Losses resulting from or arising out of (a) any breach of any representation or warranty of Sellers contained herein or in any certificate delivered by Sellers pursuant hereto (provided that Buyers properly notify Sellers of the claim that a representation or warranty has been breached and that notice is given to Sellers in writing prior to the applicable Termination Date), (b) any breach of any covenant of Sellers contained herein, unless such breach occurred at or prior to Closing and was specified in the certificate delivered by Sellers pursuant to Section 9.3.1, or (c) any of the Retained Liabilities. Notwithstanding anything to the contrary herein contained, Sellers shall not be obligated to indemnify, defend or hold any Buyer Indemnified Party harmless from or against Losses resulting from or arising out of Environmental Laws and relating to any environmental conditions at the Gramercy Site (excluding any Pre-Closing Environmental Release), whether known or unknown.

Notwithstanding any of the foregoing, the exclusions from the indemnity obligations of Sellers hereunder shall not limit any rights or claims which Kaiser or Gramercy Buyer may have under the PLL Policy, and no limitation on rights, claims or recoveries under the PLL Policy shall affect any exclusion from the indemnity obligations of Sellers hereunder.

     11.4 Limitations.

          11.4.1 Basket and Cap. Notwithstanding anything to the contrary contained in this Agreement, no indemnified party shall be entitled to receive any amount in respect of breaches of representations and warranties made by the indemnifying parties in this Agreement except to the extent, and only to the extent, that the aggregate amount of all Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, exceeds $500,000 (the “Basket”), in which case the indemnifying parties will only be liable for that excess. The aggregate liability of Sellers and Buyers, respectively, with respect to Losses suffered by Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, as a result of breaches of representations and warranties shall not exceed $5,000,000.

          11.4.2 Netting of Insurance Proceeds. Except in the case of fraud, no indemnified party shall be entitled to indemnification from Sellers for any Losses (a) unless and until such indemnified party or, if such indemnified party is not a party hereto, the party hereto through whom the indemnifying party derives its rights to indemnification, and its Affiliates have taken reasonable steps to pursue all claims for insurance available with respect to those Losses and (b) to the extent of the amount of insurance recovered by such party or its Affiliates with respect to those Losses.

     11.5 Procedures.

          11.5.1 Notice of Claim; Information. After obtaining knowledge of any facts that have given rise to, or could reasonably give rise to, a claim for indemnification under this Article XI (an “Indemnification Claim”), an indemnified party shall give written notice to the indemnifying party of such Indemnification Claim (“Notice of Claim”); provided, however, that the failure to give a Notice of Claim to the indemnifying party shall not relieve the indemnifying party from any liability that it may have to an indemnified party hereunder to the extent the indemnifying party is not prejudiced by such failure. The Notice of Claim shall set forth the amount (or a reasonable estimate, if then practicable) of the Losses suffered, or which may be suffered, by an indemnified party as a result of such Indemnification Claim. The indemnified party will furnish to the indemnifying party such information (in reasonable detail) it may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

          11.5.2 Right to Defense. In the event any claim set forth in the Notice of Claim is a claim asserted against an indemnified party by a third party, upon delivery by the indemnifying party to the indemnified party of written notice, the indemnifying party may assume and control the defense thereof with counsel of its choice, and thereafter the indemnifying party will not be liable to the indemnified party hereunder for any fees of other counsel subsequently accrued by the indemnified party in connection with the defense thereof.

In the event a Notice of Claim is delivered under this Article XI, so long as there is no actual or reasonably anticipated conflict, the indemnifying party and the indemnified party will cooperate fully with each other, at the indemnifying parties’ cost and expense, in connection with the defense, negotiation or settlement of the claim covered by such Notice of Claim. If the indemnifying party assumes the defense of an action, (a) the indemnified party will be entitled to participate therein at its sole cost and expense and (b) no settlement or compromise thereof which involves an admission of guilt or liability on the part of the indemnified party or which does not include a full and unconditional release of the indemnified party in connection with the subject matter of the action such assessment or claim may be effected by the indemnifying party without the consent of the indemnified party. If the indemnifying party does not assume the defense of an action, the indemnified party may defend, compromise or settle the action, but no compromise or settlement thereof may be effected at the expense of the indemnifying party without the written consent of the indemnifying party; provided, however, that if it is ultimately determined in a proceeding in accordance with Section 12.9 that the indemnifying party has liability with respect to such action pursuant to the terms of this Agreement, the indemnifying party shall be bound by such compromise or settlement notwithstanding that the indemnifying party did not consent in writing to such compromise or settlement.

     11.6 Exclusive Remedies. From and after Closing, (a) except in the case of fraud, the parties’ right to indemnification under this Article XI with respect to any Losses shall be its sole and exclusive remedy for damages under or with respect to this Agreement or the transactions contemplated hereby, and it shall not be entitled to pursue, and hereby expressly waives, any and all rights that may otherwise be available either at law or in equity with respect thereto and (b) without limiting the generality of the foregoing, each party waives to the fullest extent permitted by law any claim or cause of action which it might otherwise assert, including under the common law or federal or state securities, trade regulations or other Laws, by reason of this Agreement or the transactions contemplated hereby, except for claims and causes of action brought pursuant to this Article XI.

ARTICLE XII
MISCELLANEOUS

     12.1 Entire Agreement. This Agreement, including the Schedules and Exhibits to this Agreement, the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof.

     12.2 Notices. All notices, requests, claims, demands and other communications to any party hereunder must be in writing and must be given by hand delivery, by courier service or by facsimile to the applicable party at the following address or facsimile number:

     if to Sellers or either Seller, to:

Kaiser Aluminum & Chemical Corporation
5847 San Felipe, Suite 2500
Houston, Texas 77057-3010
Facsimile: (713) 332-4605
Attention: General Counsel

     with copies to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Facsimile: (214) 969-5100
Attention: Troy B. Lewis, Esq.

     and

Official Committee of Unsecured Creditors
of Kaiser Aluminum & Chemical Corporation
c/o Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
Facsimile: (212) 872-1002
Attention: Lisa G. Beckerman, Esq.

     if to Buyers or either Buyer, to:

c/o Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940
Facsimile: (831) 642-9328
Attention: General Counsel

     and

c/o Noranda, Inc.
181 Bay Street, Suite 200
Toronto M5J 2T3
Ontario, Canada
Facsimile: (416) 982-7490
Attention: Martin Schady, Senior Vice President

     with copies to:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Facsimile: (212) 697-1559
Attention: Matias A. Vega, Esq. &
                 Roman A. Bninski, Esq.

     and

Kirksey & McNamee PLC
5250 Virginia Way, Suite 240
Brentwood, TN 37027
Facsimile: (615) 371-8810
Attention: Gerald B. Kirksey, Esq.

or any other address or facsimile number as a party may hereafter specify by notice to the other parties to this Agreement in accordance with this Section 12.2. Delivery of each notice, request or other communication will be effective (a) if given by hand delivery or courier service, when delivered at the address specified in this Section 12.2, or (b) if given by facsimile transmission, when the facsimile is transmitted to the facsimile number specified in this Section 12.2 and the appropriate confirmation is received.

     12.3 Amendments and Waivers.

          12.3.1 Writing Required. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Buyers, or in the case of a waiver, by the party against whom the waiver is to be effective.

          12.3.2 No Implied Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     12.4 Expenses.

          12.4.1 Expenses Relating to this Agreement. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby will be paid by the party incurring the cost or expense.

          12.4.2 Consents and Transfers. All filing fees associated with Consents of Governmental Entities necessary to consummate the Transfers contemplated hereby (including those associated with any HSR Filings) will be borne solely by Buyers.

          12.4.3 Certain Other Obligations. All transfer, documentary, sales, use, stamp, registration and other similar transaction type Taxes, and all duties, conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively “Transfer Taxes”), shall be paid by Buyers when due, and, except to the extent Sellers receive refunds of Transfer Taxes paid by Buyers (either directly or indirectly as reimbursement to Sellers) under this Section 12.4, notwithstanding any provision of the Laws of Jamaica which may entitle them to do so, Buyers shall not seek recovery or reimbursement from Sellers by any means. Buyers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

          12.4.4 Certain Jamaican Filings. If, under the Laws of Jamaica, Sellers are required to actually pay or remit any Transfer Taxes referred to in Section 12.4.3 to the applicable Tax authorities, Sellers and Buyers shall work jointly to prepare and file the necessary Tax Returns and other documentation (at Buyers’ sole expense), and Buyers shall reimburse Sellers for the same amounts Sellers paid to such Tax authorities on the same day(s) as such payment(s).

          12.4.5 Rights to Refunds. Any and all refunds of filing fees and Transfer Taxes paid by Buyers (either directly or indirectly as reimbursement to Sellers) under this Section 12.4 shall be for the account of Buyers, and Sellers acknowledge and agree that any and all such refunds shall be deemed the legal property of Buyers, and that no right, title or interest in the proceeds of any such refunds shall vest with or be conferred upon Sellers. Sellers shall act as Buyers’ agent with respect to any such refunds received by Sellers, and shall hold all such amounts in trust for Buyers until transferred to Buyers in accordance with Buyers’ instructions (which shall occur within five business days of Sellers’ receipt thereof). Upon Buyers’ request, and at Buyers’ sole expense, Sellers shall assist Buyers (including the filing of any Tax Returns required to be filed by Sellers) with such actions as are reasonably necessary to obtain the refund of any Transfer Taxes paid by Buyers (either directly or indirectly as reimbursement to Sellers) pursuant to this Section 12.4.

          12.4.6 Certain Prohibitions. Prior to Closing, no Buyer or Seller shall carry, deliver or ship an original of this Agreement into Jamaica. Following Closing no Seller shall carry, deliver or ship an original of this Agreement into Jamaica without the prior written consent of Buyers.

     12.5 Damages. No party will be liable for punitive, exemplary, consequential or special damages for violation of the terms of this Agreement under any circumstances.

     12.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. No Seller or Buyer may sell, assign, transfer, convey or delegate any of its rights or obligations under this Agreement without the prior written consent of Buyers in the case of assignments by a Seller or Sellers in the case of assignments by a Buyer. Notwithstanding anything to the contrary contained in this Agreement, except as provided in Article XI (which Article is intended to confer a benefit on, and be enforceable by, the third parties referred to therein as express third party beneficiaries of this Agreement), nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties to this Agreement or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.7 Governing Law. This Agreement shall be construed in accordance with and governed by the internal substantive law of the State of Delaware regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto. This Agreement is subject to any order or act of the Bankruptcy Court applicable hereto.

     12.8 Bulk Sales. Buyers waive compliance by Sellers with the provisions of the so-called “bulk sales” Laws of any jurisdiction.

     12.9 Knowledge. For purposes of this Agreement, references to “knowledge” of Sellers or Kaiser refer to the actual knowledge of the individuals listed on Schedule 12.9 after due inquiry.

     12.10 Consent to Jurisdiction; Arbitration.

          12.10.1 During Bankruptcy Cases. The Bankruptcy Court will have jurisdiction over any dispute arising out of or in connection with the transactions contemplated by this Agreement through the date of entry of the order approving the final decree in one or more of Sellers’ Bankruptcy Cases. The parties to this Agreement consent to the exclusive jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of the venue of any such dispute in the Bankruptcy Court or that any such dispute brought in the Bankruptcy Court has been brought in an inconvenient forum.

          12.10.2 Post-Bankruptcy. Any dispute which remains unresolved or which arises following approval of Sellers’ plan of reorganization and emergence from bankruptcy, shall be submitted to and resolved by arbitration conducted in the State of Delaware, County of New Castle, in accordance with the then existing Commercial Rules of the American Arbitration Association. Judgment on any arbitration award may be entered in any court having jurisdiction.

          12.10.3 Disputes as to Arbitration. Any dispute as to the interpretation of the arbitration clause of the Agreement will be submitted only to a federal or state court of competent jurisdiction sitting in the State of Delaware, County of New Castle.

          12.10.4 Service of Process. Process may be served on any party anywhere in the world, whether within or without the jurisdiction of any court to which the parties have submitted herein. Without limiting the foregoing, each party to this Agreement agrees that service of process on that party may be made upon the designated Person at the address provided in Section 12.2 and will be deemed to be effective service of process on that party.

     12.11 Severability. If any provision of this Agreement is determined by a Governmental Entity to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

     12.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto were upon the same instrument. Subject to the Bankruptcy Court entering the Sales Order, this Agreement will become effective when each party to this Agreement shall have received counterparts hereof signed by the other parties to this Agreement.

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     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLERS:

KAISER ALUMINUM & CHEMICAL CORPORATION

By:	/s/ Edward F. Houff

Title: Vice President, Secretary and General Counsel

KAISER BAUXITE COMPANY

By:	/s/ Edward F. Houff

Title: Vice President, Secretary and General Counsel

BUYERS:

GRAMERCY ALUMINA LLC

By:	/s/ Gerald J. Kitchen

Title:	Manager

ST. ANN BAUXITE LIMITED

By:	/s/ Gerald J. Kitchen

Title:	Manager